Exhibit 10.17

Execution Version

Certain identified information has been marked in the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

COLLABORATION and LICENSE AGREEMENT

BETWEEN

FULCRUM THERAPEUTICS INC.

AND

Acceleron PHARMA INC.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is entered into as of December 20, 2019 (the “Effective Date”), by and between Fulcrum Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (“Fulcrum”), and Acceleron Pharma Inc., a corporation organized under the laws of the State of Delaware (“Acceleron”).  Acceleron and Fulcrum each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Fulcrum owns or controls certain intellectual property relating to the interrogation, analysis and mapping of novel signaling pathways regulating gene expression within biological systems in support of the identification of gene or protein targets amenable to therapeutic (whether prophylactic, palliative, diagnostic or curative) interventions;

WHEREAS, Acceleron is a biopharmaceutical company dedicated to the discovery, development, and commercialization of therapeutics to treat serious and rare diseases, including [**];

WHEREAS, Acceleron and Fulcrum desire to enter into this Agreement, pursuant to which Acceleron and Fulcrum will work to identify one or more targets on certain regulatory pathways to modify [**]; and

WHEREAS, Acceleron and Fulcrum may subsequently collaborate to identify or discover small molecules with composition of matter intellectual property and pharmacologic activity against targets that result in modulation of [**] phenotypes in cells.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article 1

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

1.1.“Acceleron” has the meaning set forth in the preamble to this Agreement.

1.2.“Acceleron Abandoned Patent Right” has the meaning set forth in Section 7.4.3 (Fulcrum’s Second Right).

1.3.“Acceleron Assay” means any assay provided by Acceleron to Fulcrum under this Agreement, including under the Research Plan.

1.4.“Acceleron Indemnified Party” has the meaning set forth in Section 9.1.2 (Indemnification by Fulcrum).

1.5.“Acceleron Patent Rights” means the Patent Rights within the Acceleron Technology.

1.6.“Acceleron Research Activities” means any research conducted or to be conducted by or on behalf of Acceleron (including by an Affiliate or subcontractor of Acceleron) under the Research Plan.

1.7.“Acceleron Technology” means all Know-How and Patent Rights (a) Controlled by Acceleron or its Affiliates as of the Effective Date or during the Term, including Acceleron’s interest in the Joint Technology, and (b) that are necessary or useful for Fulcrum to perform the Fulcrum Research Activities or Medicinal Chemistry Services.

1.8.“Acquired Party” means (a) any Third Party that Fulcrum acquires through an Affiliate Acquisition following the Effective Date, and (b) such Third Party’s Affiliates (other than Fulcrum or any Affiliate of Fulcrum that existed prior to such Affiliate Acquisition, in each case, following such Affiliate Acquisition).

1.9.“Acquiring Party” means (a) any Third Party that acquires Fulcrum through a Change of Control of Fulcrum following the Effective Date, and (b) such Third Party’s Affiliates (other than Fulcrum or any Affiliate of Fulcrum that existed prior to such Change of Control, in each case, following such Change of Control).

1.10.“Act” has the meaning set forth in Section 7.4.6 (Cooperation).

1.11.“Affiliate” means, as of any point in time and for so long as such relationship continues to exist, with respect to a Party, any other Person that controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” means that a Person (a) owns or controls, directly or indirectly, more than 50% of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority), or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.12.“Affiliate Acquisition” has the meaning set forth in Section 5.5.4 (Exception for Affiliate Acquisition).

1.13.“Agreement” has the meaning set forth in the preamble to this Agreement.

1.14.“Applicable Law” means all applicable laws, statutes, rules, regulations (including any applicable rules, regulations, guidelines, or other requirements of Regulatory Authorities) that may be in effect from time to time.

1.15.“Approval Milestone” has the meaning set forth in Section 6.2.2(a).

1.16.“Bankruptcy Code” has the meaning set forth in Section 10.2.3(b) (Termination for Insolvency).

1.17.“Business Day” means a day other than a Saturday, Sunday or bank or other public holiday in Boston, Massachusetts.

1.18.“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.19.“Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last calendar year of the Term.

1.20.“CDA” means the Confidential Disclosure Agreement by and between Acceleron and Fulcrum dated as of August 2, 2018, as amended August 1, 2019, and September 18, 2019.

1.21.“Cell Toxicity Screen” means the screen identified as the Cell Toxicity Screen in Figure 2 of the Research Plan.

1.22.“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of greater than 50% of the outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that results in shareholders or equity holders of such Party immediately prior to such transaction, ceasing to own at least 50% of the combined outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve a plan of complete liquidation of such Party; or (d) the sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.23.“Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or any combination thereof.

1.24.“Collaboration Molecule” means any therapeutic agent that is directed against or expresses, in whole or in part, a [**] Target; provided that any therapeutic agent created solely or jointly by Fulcrum, its Affiliates or Third Parties acting on its or their behalf outside the scope of the activities under this Agreement and without the use of any (i) Acceleron Technology, (ii) Confidential Information of Acceleron, (iii) Fulcrum Technology, (iv) Confidential Information of Fulcrum or (v) any other results or data, in the case of (iii), (iv) and (v), generated in the performance of or arising out of the Research Activities, will not be deemed a Collaboration Molecule.

1.25.“Collaboration Molecule Know-How” has the meaning set forth in Section 7.1.1.

1.26.“Collaboration Molecule Patent Rights” has the meaning set forth in Section 7.1.1.

1.27.“Commercially Reasonable Efforts” means, with respect to each Party and its Affiliates, the reasonable and good faith efforts and resources typically used by similarly situated biopharmaceutical or pharmaceutical companies (including in size and resources) to such Party to perform the obligation at issue, which efforts will not be less than those efforts made by such Party with respect to other products with comparable market potential and at a similar stage in its lifecycle. For purposes of determining whether a Party has used Commercially Reasonable Efforts, all relevant factors, as measured by facts and circumstances at the time such efforts are due, will be taken into account, including, as applicable and without limitation, the profile of the relevant product, its stage of development, and other relevant factors, including without limitation, comparative technical, legal, scientific and/or medical factors. Commercially Reasonable Efforts will be determined on a market-by-market and indication-by-indication basis for a particular product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the product and the market(s) involved.

1.28.“Competing Product” has the meaning set forth in Section 5.5.2.

1.29.“Competitive Infringement” has the meaning set forth in Section 7.6.1 (Notice of Competitive Infringement).

1.30.“Confidential Information” means, with respect to each Party, all Know-How or other non-public information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s or its Representatives’ technology, products, business information or objectives, that is communicated by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, on or after the Effective Date. The terms and conditions of this Agreement will be considered Confidential Information of both Parties. Notwithstanding anything to the contrary in the foregoing, all “Confidential Information,” as that term is defined in the CDA, is Confidential Information under this Agreement, all “Acceleron Information,” as that term is defined in the CDA, is the Confidential Information of Acceleron under this Agreement, and all “Company Information,” as that term is defined in the CDA, is the Confidential Information of Fulcrum under this Agreement.

1.31.“Confirmation Screens” means the screens identified as Confirmation Screens in Figure 2 of the Research Plan.

1.32.“Control” or “Controlled” means, as to any Know-How, Patent Right or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Person of the ability to grant to another Person access, ownership, a license or a sublicense as required herein to such Know-How or Patent Right, without violating the terms of any agreement or other arrangement with any Third Party.

1.33.“Cover,” “Covering” or “Covers” means, as to a Product and Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, keeping, selling, offering for sale or importation of such Product would infringe a Valid Claim in such Patent Right or, with respect to a Valid Claim that is a claim of a pending patent application, the making, using, keeping, selling, offering for sale or importation of such Product would infringe such Valid Claim in such Patent Right if such pending claim were to issue in an issued patent without modification.

1.34.“CPI” means the Consumer Price Index – Urban Wage Earners and Clerical Workers, U.S. City Average (All Items, 1982-84 = 100) published by the United States Department of Labor, Bureau of Labor Statistics, or any successor index thereto.

1.35.“CRC Screens” means the screens identified as CRC Screens in Figure 2 of the Research Plan.

1.36.“Data Package” has the meaning set forth in Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection).

1.37.“Designation Period” has the meaning set forth in Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection).

1.38.“Development Milestone” has the meaning set forth in Section 6.2.2 (Development Milestones).

1.39.“Development Milestone Payment” has the meaning set forth in Section 6.2.2 (Development Milestones).

1.40.“Disclosing Party” has the meaning set forth in Section 11.1 (Confidentiality).

1.41.“Dollar,” “USD,” or “$” means legal tender in the U.S.

1.42.“Effective Date” has the meaning set forth in the preamble of this Agreement.

1.43.“EMA” means the European Medicines Agency and any successor entity thereto.

1.44.“European Commission” means the European Commission or any successor entity that is responsible for granting marketing approvals authorizing the sale of pharmaceuticals in the European Union.

1.45.“European Union” or “EU” means all countries or territories that are officially part of the European Union, as constituted from time to time, including at all times the United Kingdom.

1.46.“Excluded Know-How” means any Know-How to the extent Controlled by any Acquiring Party, which Know-How is (x)  Controlled by such Acquiring Party immediately prior to the effective date of the applicable Change of Control or (y) Controlled by such Acquiring Party on or after the effective date of such Change of Control but, in each case ((x) and (y)), is not Controlled by Fulcrum or an Affiliate of Fulcrum (excluding for purposes of this provision, such Acquiring Party and Affiliates of Fulcrum that are Affiliates by virtue of controlling, being controlled by or under common control with such Acquiring Party) and was developed, invented, or obtained without the direct or indirect use of any Fulcrum Technology.

1.47.“Excluded Patent Rights” means any Patent Right to the extent Controlled by any Acquiring Party, which Patent Right is (x) Controlled by such Acquiring Party immediately prior to the effective date of the applicable Change of Control or (y) Controlled by such Acquiring Party on or after the effective date of such Change of Control but in each case ((x) and (y)), is not Controlled by Fulcrum or an Affiliate of Fulcrum (excluding for purposes of this provision, such Acquiring Party and Affiliates of Fulcrum that are Affiliates by virtue of controlling, being controlled by or under common control with such Acquiring Party) and was developed, invented, or obtained without the direct or indirect use of any Fulcrum Technology.

1.48.“Excluded Target” has the meaning set forth in Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection).

1.49.“Excluded Technology” means the Excluded Patent Rights and the Excluded Know-How.

1.50.“Executive Officers” means the Chief Executive Officer of Fulcrum, initially Robert Gould, and the Chief Executive Officer of Acceleron, initially Habib Dable, or either of their respective designees having sufficient authority to resolve the applicable matter.

1.51.“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.52.“FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.53.“Field” means all fields of use.

1.54.“Final Data Package” has the meaning set forth in Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection).

1.55.“First Commercial Sale” means with respect to a Product in a country, the first commercial sale in a country by Acceleron, its Affiliates, or Sublicensees of such Product to a Third Party following receipt of Regulatory Approval for such Product; provided, that First Commercial Sale does not include (a) any sale to or between Acceleron, its Affiliates, or Sublicensees, (b) any use of such Product in Clinical Trials, pre-clinical studies or other development activities, or (c) the disposal or transfer of such Product for a bona fide charitable purpose, including expanded access or compassionate use.

1.56.“FTE” means a full-time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed or contracted by a Party and assigned to perform specified work, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes of activities performed under this Agreement will be [**] hours per year.

1.57.“FTE Rate” means, with respect to any Fulcrum FTE performing Fulcrum Research Activities, a rate of $[**] annually, subject to annual increases beginning on January 1, 2021 to reflect, as of December 31 of the then-most recently completed calendar year, the increase in the level of the CPI as compared to December 31 of the immediately preceding calendar year.

1.58.“Fulcrum” has the meaning set forth in the preamble of this Agreement.

1.59.“Fulcrum Indemnified Party” has the meaning set forth in Section 9.1.1 (Indemnification by Acceleron).

1.60.“Fulcrum Patent Rights” means the Patent Rights within the Fulcrum Technology.

1.61.“Fulcrum Research Activities” means any research conducted or to be conducted by or on behalf of Fulcrum (including by an Affiliate or subcontractor of Fulcrum) under the Research Plan, including the Target Identification Research Activities.

1.62.“Fulcrum Platform” means Fulcrum’s proprietary high-throughput discovery platform designed to identify and validate biological drug targets that balance the expression of the genes known to drive or ameliorate disease and Fulcrum’s proprietary library of compounds.

1.63.“Fulcrum Technology” means all Know-How and Patent Rights (a) Controlled by Fulcrum or its Affiliates as of the Effective Date or during the Term, including the Platform Patent Rights and Fulcrum’s interest in the Joint Technology, and (b) that are necessary or useful to research, develop, manufacture, commercialize, or otherwise exploit Collaboration Molecules and Products in the Territory in the Field, in each case ((a) and (b)), other than any Excluded Technology.

1.64.“GAAP” means generally accepted accounting principles as practiced in the United States, consistently applied.

1.65.“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.66.“Hit-to-Lead” means the formal initiation of (a) screening of a library of compounds or other potential therapeutic agents, in either case, against a target, or (b) chemical synthesis activities directed toward (i) the preparation of compounds or (ii) other potential therapeutic agents, in either case ((i) or (ii)), that are related to a compound or other potential therapeutic agent known to interact with the target of interest and designed to screen against the target for the purpose of identifying a lead candidate.  In each case ((a) and (b)), the first compound from any library or set of compounds from chemical synthesis activities to be tested against the target will be considered the point of initiation of the Hit-to-Lead stage.

1.67.“Indemnified Party” has the meaning set forth in Section 9.1.3 (Procedure).

1.68.“Indemnifying Party” has the meaning set forth in Section 9.1.3 (Procedure).

1.69.“Initiation” or “Initiate” means, with respect to any Clinical Trial, dosing of the first human subject in such Clinical Trial.

1.70.“Insolvency Event” has the meaning set forth in Section 10.2.3(a) (Termination for Insolvency).

1.71.“Insolvent Party” has the meaning set forth in Section 10.2.3(a) (Termination for Insolvency).

1.72.“Joint Know-How” means the Collaboration Molecule Know-How, the Target Know-How and any Know-How that is jointly owned by the Parties pursuant to Section 7.1.4(b)(i).

1.73.“Joint Steering Committee” or “JSC” means has the meaning set forth in Section 2.1 (Joint Steering Committee).

1.74.“Joint Patent Rights” means the Collaboration Molecule Patent Rights and the Target Patent Rights.

1.75.“Joint Technology” means the Joint Know-How and the Joint Patent Rights.

1.76.“Know-How” means intellectual property, data, results, pre-clinical and clinical protocols and data from studies and Clinical Trials, chemical structures, chemical sequences, information, inventions, know-how, formulas, trade secrets, techniques, methods, processes, procedures and developments, whether or not confidential, proprietary or patentable; provided that Know-How does not include Patent Rights.

1.77.“Liability” has the meaning set forth in Section 9.1 (Indemnification).

1.78.“Major Market Countries” means [**].

1.79.“Medicinal Chemistry Services” has the meaning set forth in Section 3.6 (Medicinal Chemistry Services).

1.80.“Medicinal Chemistry Services Plan” has the meaning set forth in Section 3.6 (Medicinal Chemistry Services).

1.81.“Milestone” means a Development Milestone, Research Milestone or Sales Milestone.

1.82.“Net Sales” means, for any Calendar Quarter during the Royalty Term and for any country, the total aggregate amount invoiced during such Calendar Quarter in such country by Acceleron, its Affiliates, or Sublicensees in such country for all sales of the Products to Third Parties (other than to Acceleron, its Affiliates, or Sublicensees), less deductions from such amounts calculated in accordance with GAAP so as to arrive at “net product sales” under GAAP, and further reduced by write-offs of accounts receivable or increase for collection of accounts that were previously written off, provided that sales under early access programs shall be included in Net Sales, notwithstanding GAAP to the contrary.

1.82.1.If any Product is sold as a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining milestones and royalties, will be determined by multiplying the Net Sales of the Combination Product during the applicable Calendar Quarter, by the fraction, A/(A+B), where A is the average sale price of a Mono Product (as defined below) when sold separately in finished form and B is the average sale price of the other active compounds or active ingredients included in the Combination Product when sold separately in finished form, in each case, during the applicable Calendar Quarter in the applicable country or, if sales in such country of both the Mono Product and the other active compounds or active ingredients did not occur in such Calendar Quarter, then in the most recent Calendar Quarter in which sales of both occurred. If such average sale price cannot be determined for both the Mono Product and all other active compounds or active ingredients included in the Combination Product, Net Sales for the purposes of determining milestones and royalties will be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Mono Product and D is the fair market value of all other active compounds or active ingredients included in the Combination Product. In such event, Acceleron will in good faith make a determination of the respective fair market values of the Mono Product and all other active compounds or active ingredients included in the Combination Product, and will notify Fulcrum of such determination and provide Fulcrum with Acceleron’s basis for such determination. If Fulcrum in good faith does not agree with such determination, Fulcrum may provide Acceleron with written notice of its disagreement within [**] after receiving the relevant report pursuant to Section 6.3.4 (Royalty Reports), and, in such event, the Parties will resolve such dispute pursuant to Section 12.1.4.  “Combination Product” means a product that contains one or more Collaboration Molecules and one or more therapeutically active compounds or active ingredients that are not Collaboration Molecules. “Mono Product” means a product containing no active compounds or active ingredients other than a Collaboration Molecule.

1.82.2.Net Sales does not include (a) any sale to or between Acceleron, its Affiliates, or Sublicensees, (b) any use of such Product in Clinical Trials, pre-clinical studies or other development activities, or (c) the disposal or transfer of such Product for a bona fide charitable purpose, including expanded access, compassionate use or named patient use.

1.83.“Other Enforcement Action” has the meaning set forth in Section 7.6.4.

1.84.“Party” or “Parties” has the meaning set forth in the Preamble.

1.85.“Patent Rights” means any and all (a) patents, (b) pending patent applications, including, all provisional, non-provisional, continuations, continuations-in-part and divisional applications and all patents granted thereon, (c) all reissues, reexaminations and extensions, and (d) all U.S. and foreign counterparts of any of the foregoing.

1.86.“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.87.“[**]” means [**].

1.88.“[**] Target” means a Research Target that is designated as a [**] Target by Acceleron in writing pursuant to Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection). A [**] Target will also include any nucleic acids (e.g., genomic, mRNA, cDNA) encoding such Research Target and any nucleic acids enabling the transcription or translation of such Research Target, in each case, to the extent covered or claimed by any  Patent Right that (a) claims or discloses Know-How developed, invented, or created in the performance of activities under this Agreement, and (b) covers or claims such Research Target.

1.89.“Phase 1 Clinical Trial” means, as to a specific Product, study in humans of such Product, designed to satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.90.“Phase 2 Clinical Trial” means as to a specific Product, a study in humans of such Product, designed to satisfy the requirements of 21 C.F.R. § 312.21(b), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.91.“Phase 3 Clinical Trial” means as to a specific Product, a study in humans of such Product, designed to satisfy the requirements of 21 C.F.R. § 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.92.“Platform Patent Rights” has the meaning set forth in Section 7.1.3.

1.93.“Primary Screens” means the screens identified as Primary Screens in Figure 2 of the Research Plan.

1.94.“Product” means a pharmaceutical product containing a Collaboration Molecule.

1.95.“Product Patent Right” has the meaning set forth in Section 7.4.4 (Acceleron’s Second Right).

1.96.“Receiving Party” has the meaning set forth in Section 11.1 (Confidentiality).

1.97.“Regulatory Approval” means any and all approvals (including the approval by an applicable Governmental Authority in certain countries or territories, including [**], with respect to the price at which a pharmaceutical product is sold and can be reimbursed by healthcare insurers), licenses, registrations or authorizations (or waivers) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the marketing and sale of a pharmaceutical product in a given regulatory jurisdiction.

1.98.“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the [**]), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the regulation of the research, development or other exploitation of any Collaboration Molecule or Product or granting of Regulatory Approvals for pharmaceutical products in such country or countries.

1.99.“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product in a country or jurisdiction in the Territory, other than a Patent Right, including exclusivity for Regulatory Approval in the Territory, new chemical entity exclusivity, new clinical data exclusivity, orphan drug exclusivity, pediatric exclusivity, or rights similar thereto in other countries or regulatory jurisdictions.

1.100.“Representatives” means with respect to each Party, its Affiliates and each of their respective officers, directors, employees, consultants, contractors, subcontractors, agents, and sublicensees.

1.101.“Research Activities” means the Acceleron Research Activities and the Fulcrum Research Activities, collectively.

1.102.“Research Milestone” has the meaning set forth in Section 6.2.1 (Research Milestones).

1.103.“Research Milestone Payment” has the meaning set forth in Section 6.2.1 (Research Milestones).

1.104.“Research Plan” has the meaning set forth in Section 3.1 (Research Plan).

1.105.“Research Target” means up to [**] biological targets selected by Acceleron in its sole discretion by notice to Fulcrum at any time following Acceleron’s receipt of the complete Data Package for the CRC Screens but no later than [**] following Acceleron’s receipt of the complete Data Package for the Confirmation Screens.

1.106.“Research Term” means the period commencing on the Effective Date and continuing until the earlier of (i) the expiration of the Designation Period, or (ii) Acceleron’s designation of [**] Targets pursuant to Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection).

1.107.“Royalty Rate” has the meaning set forth in Section 6.3.1 (Royalty Rate).

1.108.“Royalty Term” means, with respect to a Product in a country, the period commencing on the first sale for use or consumption by an end user of such Product in such country and ending upon the latest of: (a) the expiration of the last Valid Claim of the last Fulcrum Patent Right that Covers such Product in such country, (b) the expiration of any applicable Regulatory Exclusivity in such country with respect to such Product, and (c) [**] from the date of the first sale for use or consumption by an end user of such Product in such country.

1.109.“Royalty Tier 1” has the meaning set forth in Section 6.3.1 (Royalty Rate).

1.110.“Royalty Tier 2” has the meaning set forth in Section 6.3.1 (Royalty Rate).

1.111.“Royalty Tier 3” has the meaning set forth in Section 6.3.1 (Royalty Rate).

1.112.“Sales Milestone” has the meaning set forth in Section 6.2.3 (Sales Milestones).

1.113.“Sales Milestone Payment” has the meaning set forth in Section 6.2.3 (Sales Milestones).

1.114.“Screening Assay” means the Primary Screens and CRC Screens for each of (a) [**], (b) [**] and (c) “[**],” each as described in the Research Plan.

1.115.“Sublicensee” means an entity to which Acceleron grants a sublicense under Acceleron’s rights under Section 5.1 (License Grant to Acceleron); provided that “Sublicensee” does not include any of Acceleron’s Affiliates or distributors of Acceleron or its Affiliates who purchase Products from Acceleron or its Affiliates in an arm’s length transaction and who have no other obligation, including a reporting obligation, to Acceleron or its Affiliates, with respect to any subsequent use or disposition of such Products.

1.116.“Target Identification Research Activities” means Fulcrum’s use of the Fulcrum Platform to identify and validate biological targets pursuant to the Research Plan.

1.117.“Target Know-How” has the meaning set forth in Section 7.1.1.

1.118.“Target Patent Rights” has the meaning set forth in Section 7.1.1.

1.119.“Term” has the meaning set forth in Section 10.1 (Term).

1.120.“Territory” means worldwide.

1.121.“Third Party” means any Person other than Acceleron, Fulcrum or their respective Affiliates.

1.122.“Total Royalty Burden” has the meaning set forth in Section 6.3.3(b).

1.123.“United States” or “U.S.” means the United States of America and all of its districts, territories and possessions.

1.124.“Valid Claim” means (a) an issued claim of any Patent Right that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been cancelled, withdrawn or abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a pending claim of a patent application or series of related patent applications that has been pending, in the same or substantially the same claims, less than [**] from the date of filing of the earliest patent application from which such patent application claims priority, which claim has not been cancelled, withdrawn or abandoned, or finally rejected by an administrative agency action from which no appeal can be taken. For clarity, a claim in a patent application that fails to issue within [**] from its earliest priority date, and subsequently issues, becomes a Valid Claim upon issuance.

1.125.“Withholding Taxes” means any and all income or other taxes, withholdings or other deductions required by Applicable Law to be withheld or deducted from any of the payments made under this Agreement.

Article 2

COLLABORATION MANAGEMENT

2.1.Joint Steering Committee. Within [**] after the Effective Date, the Parties will establish a Joint Steering Committee (the “JSC”) to coordinate the Parties’ activities under the Research Plan, as further set forth in this Article 2 (Collaboration Management).

2.2.Composition of the JSC. The Research Plan will be conducted under the direction of the JSC, which will consist of up to [**] representatives of Fulcrum and up to [**] representatives of Acceleron. Each Party will appoint its respective representatives to the JSC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Each Party will have at least one (1) JSC representative who is a senior employee, and all JSC representatives will be employees of the relevant Party and have appropriate expertise and ongoing familiarity with the Research Plan. Additional non-voting representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to all representatives (including the designated voting representatives) and consultants entering into binding, written confidentiality obligations (which may have been executed prior to the Effective Date) that require such representatives and consultants to comply with the requirements of Article 11 (Confidentiality). Each Party will bear its own expenses relating to attendance at JSC meetings by its representatives.

2.3.JSC Chairperson. The JSC chairperson will be an employee of Acceleron.

2.4.JSC Responsibilities. The JSC will have the following responsibilities with respect to the Research Plan:

2.4.1.coordinating activities under the Research Plan;

2.4.2.approving any amendments to the Research Plan;

2.4.3.reviewing reports and updates provided by Parties regarding the progress of the Research Plan;

2.4.4.determining which compounds or biological targets should advance for additional activities under the Research Plan following the completion of each of the Primary Screens of Fulcrum’s complete compound library, the CRC Screens and the Confirmation Screens;

2.4.5.reviewing and determining whether any Research Milestone 1 has been achieved, including determining whether the Data Packages delivered by Fulcrum following completion of each Screening Assay and the Final Data Package are complete; and

2.4.6.performing such other activities as the Parties agree in writing will be the responsibility of the JSC.

For avoidance of doubt, the JSC will not have the authority to modify or waive the terms of this Agreement.

2.5.Meetings. The first JSC meeting will be held within [**] after the Effective Date, and the JSC will thereafter meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [**]. The JSC may meet by teleconference, videoconference, or in person, as determined from time to time by the JSC. The JSC chairperson will (a) set agendas for meetings with solicited input from other JSC representatives; (b) coordinate the delivery of draft minutes to the JSC for review and final approval; and (c) conduct meetings, including ensuring that objectives for each meeting are set and achieved. The JSC chairperson will have no greater authority on the JSC than any other representative of the JSC. The JSC will appoint a secretary for each meeting. The JSC secretary will prepare minutes of the meeting, which will provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC. The JSC secretary will have no greater authority on the JSC than any other representative of the JSC.

2.6.Appointment of Subcommittees, Project Teams and Collaboration Managers. The JSC will be empowered to create such subcommittees and project teams as it may deem appropriate or necessary. Each such subcommittee and project team will report to the JSC, which will have authority to approve or reject recommendations or actions proposed thereby subject to the terms of this Agreement. The provisions of Sections 2.2 (Composition of the JSC) and 2.5 (Meetings) will apply to each subcommittee, mutatis mutandis, unless otherwise determined by the JSC.

2.7.JSC Decision-Making.

2.7.1.For each meeting of the JSC, attendance by at least one (1) representative of each Party will constitute a quorum. All decisions of the JSC must be made by unanimous consensus of the JSC, with the representatives of each Party collectively having one (1) vote on behalf of such Party.

2.7.2.If the JSC is unable to reach a consensus with respect to a dispute for a period in excess of [**], then the dispute will be submitted to the Executive Officers of Acceleron and Fulcrum for resolution.

2.7.3.If such escalated dispute is not resolved in [**] after escalation to the Executive Officers, then the Executive Officer of Acceleron will have the deciding vote over the resolution of such dispute.

2.7.4.Notwithstanding the foregoing, Acceleron may not exercise its final decision-making authority under Section 2.7.3 (a) to amend the Research Plan in a manner that would materially increase the cost of the Fulcrum Research Activities or would require Fulcrum to reallocate Fulcrum FTEs in order to perform the Fulcrum Research Activities, (b) to require Fulcrum to take or decline to take any action that could reasonably be expected to result in a violation of any Applicable Law, any agreement with any Third Party or the infringement of intellectual property rights of Third Parties, (c) in a manner that excuses Acceleron from any of its obligations specifically enumerated under this Agreement or as otherwise agreed in writing by the Parties, (d) to expand or narrow the responsibilities of the JSC, (e) to amend, modify or waive any term of this Agreement, (f) to determine whether a Milestone has been achieved (including determining whether the Data Packages delivered by Fulcrum following completion of each Screening Assay and the Final Data Package are complete), or (g) to determine whether a Party has breached or is in breach of this Agreement.

2.8.Dissolution of JSC. The JSC will be dissolved upon the expiration of the Research Term or the earlier termination of this Agreement.

Article 3
RESEARCH ACTIVITIES

3.1.Research Plan. The research plan is set forth in Schedule 3.1 (the “Research Plan”).  All of the Research Activities to be conducted by or on behalf of the Parties under this Agreement during the Research Term are set forth at a high level in the Research Plan. Subject to Section 2.7.4, the Research Plan may be amended at any time during the Research Term by the JSC. Except for amendments for which Acceleron may exercise its final decision-making authority pursuant to Section 2.7.3, any amendment to the Research Plan shall be subject to the Parties’ agreement on a budget (including Fulcrum FTEs and out-of-pocket expenses) for the Research Activities contemplated by such amendment. Each Party will conduct the Research Activities allocated to it in the Research Plan in a professional and timely manner, and will perform its obligations under the Research Plan in compliance with all Applicable Laws.

3.2.Progress Reports. During the Research Term, each Party will furnish to the JSC, no later than [**] before each scheduled meeting of the JSC, an update on such Party’s progress under the Research Plan with respect to the performance of the such Party’s Research Activities, including a high level summary of any results, data and other Know-How generated by such Party under the Research Plan. Upon Acceleron’s reasonable request, Fulcrum will provide Acceleron access to all data generated up to the date of such request in performance of Fulcrum’s Research Activities.

3.3.Research Targets; Excluded Targets; [**] Target Selection. Without limiting Section 3.2 (Progress Reports), promptly following Fulcrum’s first completion of a Screening Assay, Fulcrum will determine whether, as of the date that Fulcrum completes such Screening Assay, (a) Fulcrum is bound by an agreement pursuant to which Fulcrum has licensed, optioned or otherwise granted to any Third Party rights to a specific biological target in a manner that would preclude the grant of rights with respect to such target to Acceleron under this Agreement, or (b)(1) a biological target is the subject of a bona fide Fulcrum development program for which Fulcrum is then currently conducting research for the purpose of determining whether to initiate Hit-to-Lead for such biological target, or (2) Hit-to-Lead for such biological target has been initiated or later activities are ongoing, and, in either case ((1) or (2)), which program Fulcrum intends in good faith to continue to diligently pursue (each such target ((a) or (b)), an “Excluded Target”). For clarity, (w) if such target qualifies as an Excluded Target solely pursuant to the foregoing clause (b), Fulcrum may notify Acceleron in writing of Fulcrum’s election, in its sole discretion, not to exclude such target from this Agreement, (x) the determination of which targets are Excluded Targets will only be made following Fulcrum’s first completion of a Screening Assay and no additional targets will be considered Excluded Targets after such time, (y) if such target qualifies as an Excluded Target solely pursuant to the foregoing (a) and the applicable license, option or other grant of rights is non-exclusive, Fulcrum shall provide written notice of the nature of such license, option or grant of rights (subject to obligations of confidentiality to any Third Party) and, upon Acceleron’s written notice to Fulcrum, such target will no longer constitute an Excluded Target, and if Acceleron designates such target as a [**] Target, the scope of the grant of rights with respect to such target to Acceleron under this Agreement will be reduced solely to the extent necessary to comply with the applicable license, option or other grant of rights, and (z) in no event will more than [**] biological targets constitute Excluded Targets. For any Excluded Target, Fulcrum will (i) in any Data Package provided to Acceleron, notify Acceleron of the existence of such Excluded Target, and (ii) subject to Section 3.3.1 (Available Excluded Targets), the JSC may not designate such target as a Research Target. For any biological target that is not an Excluded Target, Fulcrum will notify Acceleron of the existence and identity of each such target in any Data Package provided to Acceleron. Fulcrum will promptly but, in any event, not more than [**] following (1) completion of each of the Primary Screens, CRC Screens and Confirmation Screens, (2) completion of each Screening Assay, and (3) completion of all remaining Research Activities, including validation activities, furnish to the JSC or Acceleron, as applicable, a data package that will contain all data arising under the Research Activities conducted prior to the date of delivery of such data package (to the extent not included in a prior data package delivered pursuant to this Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection))

and such other information described in the Research Plan to allow (A) the JSC to fully consider, as applicable, which biological targets should advance for additional activities under the Research Plan following the completion of each of the Primary Screens, CRC Screens and Confirmation Screens, and (B) Acceleron to fully consider whether a Research Target should be designated a [**] Target (each, a “Data Package,” and such Data Package described in the foregoing clause (3), the “Final Data Package”).  Subject to Fulcrum’s obligations of confidentiality to any Third Party to which Fulcrum is bound pursuant to the foregoing clause (a) of this Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection), any Data Package will also contain all data required to be included in a Data Package (or such portion of such data that Fulcrum is permitted to disclose) relating to each Excluded Target (if any), provided that such data shall be anonymized such that the identity of the applicable Excluded Target is not revealed or identifiable. Acceleron will have the sole discretion to designate up to [**] Research Targets as [**] Targets (subject to Section 3.3.1 (Available Excluded Targets)) by written notice delivered to Fulcrum no later than the date that is [**] following the delivery of the Final Data Package pursuant to this Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection) (such period, the “Designation Period”); provided, however, that if the Final Data Package delivered to Acceleron pursuant to this Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection) does not contain the information described in the Research Plan, Acceleron will notify Fulcrum of such deficiency, Fulcrum will promptly deliver an updated Final Data Package, and the Designation Period will commence upon the date of delivery of a Final Data Package that contains the information described in the Research Plan, as determined by the JSC. Acceleron has no obligation under this Agreement to designate any [**] Target.

3.3.1.Available Excluded Targets. If at any time within [**] after the end of the Research Term, an Excluded Target no longer meets the criteria to qualify as an Excluded Target (which, with respect to an Excluded Target that had met the criterion solely pursuant to clause (b) of Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection), shall mean that Fulcrum has determined to permanently cease development activities with respect to such Excluded Target and is not actively engaged in licensing activities (or the pursuit thereof) with respect to such Excluded Target), then (a) such Excluded Target will automatically cease to be an Excluded Target effective as of the date that such Excluded Target no longer meets the criteria to qualify as an Excluded Target, and (b) Fulcrum will (i) promptly notify Acceleron of the identity of such target, and (ii) to the extent that Acceleron has a bona fide interest in such target and requests in writing additional information with respect to such target, provide Acceleron an updated Data Package containing de-anonymized data for such target within [**] of the date that such Excluded Target no longer meets the criteria to qualify as an Excluded Target. Following Acceleron’s receipt of the updated Data Package provided pursuant to the foregoing (b)(ii), notwithstanding the fact that Acceleron has already designated [**] or more [**] Targets, Acceleron will have [**] to evaluate the updated Data Package and determine whether to designate any such target as an additional [**] Target, in Acceleron’s sole discretion.

3.4.Subcontracting. Either Party may subcontract any of its responsibilities under the Research Plan; provided that (i) any subcontractor of a Party will have the requisite expertise to conduct the relevant subcontracted responsibilities, (ii) in the case of subcontracting by Fulcrum to a Third Party, such Third Party is approved by the JSC prior to the engagement of such Third Party subcontractor, and (iii) any agreement between a Party or its Affiliate and a permitted subcontractor pertaining to the Research Activities will be consistent with the provisions of this Agreement, including (A) an obligation to assign or irrevocably exclusively license, worldwide, in all fields, all intellectual property developed in the conduct of the relevant Research Activities to the subcontracting Party, including assignments by any employee, contractor or agent of such subcontractor (other than intellectual property solely related to improvements to any such subcontractor’s background technology, which intellectual property may be irrevocably licensed to the contracting Party), and (B) terms and conditions under which such subcontractor of a Party is obligated to preserve the confidentiality of any Confidential Information of the other Party received by such subcontractor that are at least as restrictive as those described in Article 11 (Confidentiality). The engagement by a Party of any subcontractor under this Section 3.4 (Subcontracting) will not relieve such Party of its obligations under this Agreement, including the Research Plan, and such Party will remain responsible for all acts or omissions by such subcontractor.

3.5.Research Funding. The Research Plan specifies, and any amendment thereto shall specify, the number of Fulcrum FTEs that Fulcrum will devote to the Fulcrum Research Activities during the Research Term. Acceleron will reimburse Fulcrum at the FTE Rate for Fulcrum FTEs performing the Fulcrum Research Activities in accordance with the Research Plan, up to a maximum of [**] percent ([**]%) of the budgeted amounts set forth for such FTE costs in the Research Plan, and Fulcrum will bear all costs for its FTEs in excess of such limit. Acceleron will reimburse Fulcrum for all out-of-pocket expenses incurred performing the Fulcrum Research Activities in accordance with the Research Plan, up to a maximum of [**] percent ([**]%) of the budgeted amounts set forth for such out-of-pocket expenses in the Research Plan, and Fulcrum will bear all costs for its out-of-pocket expenses in excess of such limit. Fulcrum will provide Acceleron with a preliminary, non-binding, good faith estimate of the costs of Fulcrum FTEs at the FTE Rate and out-of-pocket expenses incurred by Fulcrum in performing the Research Activities within [**] after the end of each Calendar Quarter and will provide an invoice for the actual amount of such costs of Fulcrum FTEs and out-of-pocket expenses (which invoice will contain (a) sufficient detail to enable Acceleron to verify the amounts payable for such Fulcrum FTEs and out-of-pocket expenses, and (b) a detailed explanation of any costs for Fulcrum FTEs or out-of-pocket expenses in excess of the budgeted amounts set forth in the Research Plan, including a description of why such overage occurred), within [**] after the end of each Calendar Quarter, and Acceleron will pay all undisputed amounts set forth in such invoices within [**] after Acceleron’s receipt thereof. Acceleron will be responsible for any costs it incurs in the performance of the Acceleron Research Activities.

3.6.Medicinal Chemistry Services. Acceleron may request that Fulcrum perform services beyond the scope of the Research Plan, related to the generation and optimization of Collaboration Molecules (the “Medicinal Chemistry Services”). If agreed by Fulcrum, the Parties will thereafter negotiate in good faith to determine the activities, timelines, budgets, deliverables (including technology transfer, as appropriate) and other specifications of such Medicinal Chemistry Services, and such matters would be set forth in a separate research plan (the “Medicinal Chemistry Services Plan”).  If the Parties agree on a Medicinal Chemistry Services Plan, notwithstanding anything to the contrary therein, Sections 3.1 (Research Plan), 3.4 (Subcontracting), and 3.5 (Research Funding) will apply to such Medicinal Chemistry Services. The Medicinal Chemistry Services Plan (if any) may be amended at any time upon mutual written agreement of the Parties.

3.7.Records. Each Party will maintain, or cause to be maintained, records of its activities under the Research Plan in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, which will properly reflect all work included in the Research Activities conducted under the Research Plan consistent with its internal procedures and policies.

Article 4
Research, DEVELOPMENT, MANUFACTURING, AND COMMERCIALIZATION of PRODUCTS

4.1.General. Subject to the terms of this Agreement (including Section 4.6 (Diligence Requirements)), Acceleron will have sole and exclusive control over whether to pursue the research, development, Regulatory Approval, manufacturing, commercialization, or other exploitation of any Collaboration Molecule or Product.

4.2.Research & Development. Subject to the terms of this Agreement, Acceleron will have sole and exclusive control over all matters relating to the research and development of Collaboration Molecules and Products, itself or through one or more Affiliates or Third Parties selected by Acceleron in its sole discretion.

4.3.Regulatory Matters. Subject to the terms of this Agreement, following designation of the first [**] Target, Acceleron will have sole and exclusive control over all regulatory matters relating to the Collaboration Molecules and Products, including the sole authority to (a) prepare and file regulatory filings, each in its own name, and applications for Regulatory Approval for all Products, and (b) communicate with Regulatory Authorities with respect to the Products, both prior to and following Regulatory Approval, in each case, itself or through one or more Affiliates or Third Parties selected by Acceleron in its sole discretion.

4.4.Manufacturing. Subject to the terms of this Agreement, Acceleron will have sole and exclusive control over all matters relating to manufacture and supply of Collaboration Molecules and Products, itself or through one or more Affiliates or Third Parties selected by Acceleron in its sole discretion.

4.5.Commercialization. Subject to the terms of this Agreement, Acceleron will have sole and exclusive control over all matters relating to the commercialization of Products, itself or through one or more Affiliates or Third Parties selected by Acceleron in its sole discretion.

4.6.Diligence Requirements. During the Term and following Acceleron’s designation of the first [**] Target, Acceleron will use Commercially Reasonable Efforts to research, develop and seek Regulatory Approval for and, solely to the extent necessary to seek such Regulatory Approval, manufacture or have manufactured one (1) Product in the Major Market Countries. After receiving Regulatory Approval for a Product in any Major Market Country, Acceleron will use Commercially Reasonable Efforts to commercialize such Product in each such Major Market Country. Subject to Section 3.4 (Subcontracting), Acceleron may satisfy its obligations under this Section 4.6 (Diligence Requirements) itself or through one or more Affiliates or Third Parties selected by Acceleron in its sole discretion. Following designation by Acceleron of the first [**] Target, Acceleron shall provide a written report to Fulcrum within [**] after [**] of each year during the Term that summarizes Acceleron’s exercise of efforts with respect to the research, development and commercialization of Products under this Agreement, including matters relating to seeking Regulatory Approval therefor. Notwithstanding anything to the contrary in this Agreement (including this Section 4.6 (Diligence Requirements)), Acceleron will have no obligation to negotiate agreements to obtain additional rights to satisfy its obligations in this Section 4.6 (Diligence Requirements).

4.7.Applicable Laws. Acceleron will, and will require its Affiliates and Sublicensees to, comply with all Applicable Laws in its and their research, development, manufacture and commercialization of Products.

4.8.Further Assurances. Upon request by Acceleron, Fulcrum will provide Acceleron with reasonable assistance in carrying out Acceleron’s activities under Sections 4.2 (Research & Development) through 4.4 (Manufacturing), by providing data, information or other documentation reasonably necessary to support any regulatory filings for Products.

Article 5
LICENSE GRANTS AND EXCLUSIVITY

5.1.License Grant to Acceleron. Subject to the terms of this Agreement, during the Term, Fulcrum hereby grants, on behalf of itself and its Affiliates, to Acceleron and its Affiliates an exclusive (even as to Fulcrum, except to the extent necessary for Fulcrum to perform the Fulcrum Research Activities, any activities pursuant to Section 4.8 (Further Assurances), or the Medicinal Chemistry Services, if any), worldwide, royalty-bearing, sublicensable (through multiple tiers, in accordance with Section 5.2 (Sublicenses)) license under the Fulcrum Technology to make, have made, use, sell, have sold, import, export, distribute and have distributed, market, have marketed, promote, have promoted, or otherwise exploit Collaboration Molecules and Products in the Field in the Territory.

5.2.Sublicenses. Subject to the terms of this Agreement, Acceleron may grant sublicenses of any rights granted to Acceleron under Section 5.1 (License Grant to Acceleron) through multiple tiers of sublicenses to one or more Sublicensees. Each such sublicense will be consistent with the terms of this Agreement. Acceleron will provide a copy of each sublicense agreement to Fulcrum (which agreement may be redacted to remove confidential information not necessary for Fulcrum to ensure compliance with this Agreement) within [**] after the execution of each such sublicense. Acceleron will remain responsible for each Sublicensee’s compliance with the applicable terms of this Agreement and, notwithstanding any sublicense, Acceleron will remain primarily liable for all of Acceleron’s duties and obligations contained in this Agreement.

5.3.License Grant to Fulcrum. Subject to the terms of this Agreement, Acceleron hereby grants, on behalf of itself and its Affiliates, to Fulcrum and its Affiliates a non-exclusive, non-sublicensable (except to permitted subcontractors, in accordance with Section 3.4 (Subcontracting)) license under the Acceleron Technology solely to perform (a) the Fulcrum Research Activities during the Research Term, and (b) the Medicinal Chemistry Services (if any) during the period that Fulcrum is performing activities under the Medicinal Chemistry Services Plan (if any).

5.4.No Implied Licenses; Retained Rights. Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Party any licenses or other right with respect to any intellectual property.

5.5.Exclusivity.

5.5.1.During the Research Term, and for [**] thereafter, Fulcrum will not (and, subject to Section 5.5.3 (Exception for Change of Control) and Section 5.5.4 (Exception for Affiliate Acquisition)), will cause its Affiliates not to) work, independently or for or with any Third Party (including via a license, assignment, transfer or other grant of rights to such Third Party), to research, develop, manufacture, commercialize, use, or otherwise exploit any compound or product for the treatment, prophylaxis, or diagnosis of [**].

5.5.2.During the Research Term, and for [**] thereafter, Fulcrum will not (and, subject to Section 5.5.3 (Exception for Change of Control) and Section 5.5.4 (Exception for Affiliate Acquisition)), will cause its Affiliates not to) work, independently or for or with any Third Party (including via a license, assignment, transfer or other grant of rights to such Third Party), to research, develop, manufacture, commercialize, use, or otherwise exploit any compound or product directed against a Research Target or Excluded Target for the treatment, prophylaxis, or diagnosis of [**] (each such compound or product, together with any compound or product described in Section 5.5.1, a “Competing Product”).

5.5.3.Exception for Change of Control. Fulcrum will not be in breach of the restrictions set forth in Sections 5.5.1 and 5.5.2 if Fulcrum undergoes a Change of Control with an Acquiring Party that is, independently on its own behalf, on the behalf of any Third Party or with any Third Party (including via a license, assignment, transfer or other grant of rights to such Third Party), researching, developing, manufacturing, commercializing, using, or otherwise exploiting any Competing Product immediately prior to the consummation of such Change of Control and continues such exploitation of any Competing Product following the consummation of such Change of Control, as applicable; provided that (a) Fulcrum promptly notifies Acceleron of such Change of Control and all Competing Products, (b) no Fulcrum Technology or Fulcrum Confidential Information is used by or on behalf of such Acquiring Party in connection with any subsequent performance of any such activities with respect to any such Competing Products following the consummation of such Change of Control, and (c) such Acquiring Party institutes commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (b) are met, including by creating “firewalls” between the personnel working on such Competing Products and the personnel teams charged with working on any Collaboration Molecule or Product (or component thereof) or having access to data from activities performed under this Agreement or Confidential Information of the Parties; provided that personnel of such Acquiring Party that are responsible for financial functions and alliance management may, solely for such purposes, have access to information concerning Collaboration Molecules and Products solely as necessary to perform such functions.

5.5.4.Exception for Affiliate Acquisition. Fulcrum will not be in breach of the restrictions set forth in Sections 5.5.1 and 5.5.2 if Fulcrum acquires a Third Party (whether such acquisition occurs by way of a purchase of assets, merger, consolidation, change of control or otherwise) (an “Affiliate Acquisition”) that is, independently on its own behalf, on the behalf of any Third Party or with any Third Party (including via a license, assignment, transfer or other grant of rights to such Third Party), researching, developing, manufacturing, commercializing, using, or otherwise exploiting any Competing Product, immediately prior to the consummation of such Affiliate Acquisition, as applicable, and continues such exploitation of any Competing Product following the consummation of such Affiliate Acquisition, as applicable; provided that (a) Fulcrum promptly notifies Acceleron of such Affiliate Acquisition and all Competing Products, (b) within [**] after the effective date of such Affiliate Acquisition, Fulcrum will either (i) request that any Competing Product be included in this Agreement as a Collaboration Molecule or Product, as applicable, on terms to be negotiated by the Parties; provided that if the Parties are unable to agree on the terms on which to include any Competing Product in this Agreement within [**] after the effective date of such Affiliate Acquisition, Fulcrum and its Affiliates will take the action specified in either the following clause (ii) or (iii), (ii) notify Acceleron that the Acquired Party will fully divest its rights in and to such Competing Product, in which case, Fulcrum and the Acquired Party will fully divest their rights in and to any Competing Product within [**] after the effective date of such Affiliate Acquisition, or (iii) notify Acceleron that Fulcrum and the Acquired Party are ceasing all research, development, manufacture and commercialization activities with respect to any Competing Product, in which case, within [**], after Acceleron’s receipt of such notice, Fulcrum and its Affiliates will cease all such activities, (c) no Fulcrum Technology or Fulcrum Confidential Information is used by or on behalf of such Acquired Party in connection with any subsequent performance of any such activities with respect to any such Competing Products following the consummation of such Affiliate Acquisition, and (d) Fulcrum institutes commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (c) are met, including by creating “firewalls” between the personnel working on such Competing Products and the personnel teams charged with working on any Collaboration Molecule or Product (or component thereof) or having access to data from activities performed under this Agreement or Confidential Information of the Parties.

Article 6
FINANCIAL PROVISIONS

6.1.Upfront Payment. Acceleron will pay Fulcrum a non-refundable, non-creditable upfront payment of Ten Million Dollars ($10,000,000) within fifteen (15) days after the Effective Date.

6.2.Milestone Payments.

6.2.1.Research Milestones. Promptly following the first achievement by a Party, its Affiliates or Sublicensees of each event described below (each, a “Research Milestone”), the Party achieving such Research Milestone will notify the other Party of such achievement. Acceleron will pay Fulcrum the amounts set forth in the table below (each, a “Research Milestone Payment”) within [**] following the date each Research Milestone is first achieved. Notwithstanding the foregoing, no Research Milestone [**] will be payable by Acceleron until the [**]. For the avoidance of doubt, except as otherwise indicated in the table below, each Research Milestone Payment will be payable only once in aggregate, upon the first achievement of the applicable Research Milestone (if at all), and in no event will the aggregate Research Milestone Payments payable by Acceleron exceed Eighteen Million Five Hundred Thousand Dollars ($18,500,000).

Research Milestone	Research Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

6.2.2.Development Milestones. From and after the Effective Date and until expiration of the Royalty Term, Acceleron will pay Fulcrum the amounts set forth in the table below (each, a “Development Milestone Payment”) within [**] following the first occurrence of each event described below (each, a “Development Milestone”) with regard to (x) the first Product to achieve such Development Milestone, and (y) the second Product to achieve such Development Milestone. For the avoidance of doubt, each Development Milestone Payment will be paid no more than once (if at all), and in no event will the aggregate Development Milestone Payments payable by Acceleron exceed Two Hundred Two Million Five Hundred Thousand Dollars ($202,500,000).  For the avoidance of doubt, each Development Milestone Payment in each column in the table below will be payable by Acceleron once for the first Product to achieve such Development Milestone, regardless of the number of Products previously developed, or in development, by Acceleron as of the date of achievement of such Development Milestone.  By way of example, in the event that a given Product first achieves Development Milestone [**] and the development of such Product is thereafter stalled or discontinued, the First Product Development Milestone Payment with respect to Development Milestone [**] shall be payable by Acceleron upon first achievement of Development Milestone [**] by any subsequent Product.

(a)The Development Milestones set forth in each column below, together with Research Milestone [**], are intended to be successive within such column, and if a Product is not required to undergo the event associated with any such Development Milestone or Research Milestone [**] or if Acceleron acquires rights to such Product from a Third Party, including by license or acquisition, which rights are acquired with respect to a Product that is at any stage of development after Research Milestone [**], such skipped milestone will be deemed to have been achieved upon the achievement by such Product of the next successive Development Milestone; provided that, with respect to Development Milestones [**] (the “Approval Milestones”), (i) none of the Approval Milestones will be deemed to have been achieved upon the achievement of any other Approval Milestone, and (ii) the achievement of any of the Approval Milestones will result in the deemed achievement of Development Milestone [**] (if not previously achieved).  Payment for any such skipped Development Milestones or Research Milestone [**] that is owed in accordance with the provisions of this Section 6.2.2(a) with respect to a given Product will be due concurrently with the payment for the next successive Development Milestone by such Product.

Development Milestone	“First Product Development Milestone Payments” Development Milestone Payment for first Product	“Second Product Development Milestone Payments” Development Milestone Payment for second Product
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

6.2.3.Sales Milestones. During the Royalty Term, Acceleron will pay Fulcrum the amounts set forth in the table below (each, a “Sales Milestone Payment”) within [**] following the end of the Calendar Year in which first occurrence of each event described below (each, a “Sales Milestone”) is achieved with regard to (x) the first Product to achieve such Sales Milestone, (y) and the second Product to achieve such Sales Milestone. For the avoidance of doubt, each Sales Milestone Payment will be paid no more than once (if at all), and in no event will the aggregate Sales Milestone Payments payable by Acceleron exceed Two Hundred Seventeen Million Five Hundred Thousand Dollars ($217,500,000).

Sales Milestone	“First Product Sales Milestone Payments” Sales Milestone Payment for first Product	“Second Product Sales Milestone Payments” Sales Milestone Payment for second Product
[**]	[**]	[**]
Calendar Year Net Sales of such Product are equal to or exceed $[**]	[**]	[**]
Calendar Year Net Sales of such Product are equal to or exceed $[**]	[**]	[**]
Calendar Year Net Sales of such Product are equal to or exceed $[**]	[**]	[**]
Calendar Year Net Sales of such Product are equal to or exceed $[**]	[**]	[**]

6.3.Royalties.

6.3.1.Royalty Rate. Subject to the provisions of Section 6.3.3 (Royalty Adjustments), on a Product-by-Product basis during the Royalty Term, Acceleron will pay to Fulcrum royalties in the amount of the marginal royalty rates set forth in the table below (the “Royalty Rates”) based on the Net Sales in any Calendar Year resulting from the sale of such Product in the Territory.

Calendar Year Net Sales of a Product in the Territory	Royalty Rate
Portion of annual Net Sales of such Product in the Territory that is less than or equal to $[**] (“Royalty Tier 1”)	[**]%
Portion of annual Net Sales of such Product in the Territory that is greater than $[**], and less than or equal to $[**] (“Royalty Tier 2”)	[**]%
Portion of annual Net Sales of such Product in the Territory that is greater than $[**] (“Royalty Tier 3”)	[**]%

6.3.2.Royalty Term. On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, (a) no further royalty payments will be payable by Acceleron in respect of sales of such Product in such country, (b) no further Development Milestone Payments or Sales Milestone Payments will be payable by Acceleron in respect of development or sales of such Product in such country, and (c) the license granted to Acceleron under Section 5.1 (License Grant to Acceleron) with respect to such Product in such country will automatically become fully paid-up, perpetual, irrevocable, and royalty-free.

6.3.3.Royalty Adjustments.

(a)No Valid Claim. On a Product-by-Product and country-by-country basis, in the event that a Product is not Covered by a Valid Claim of a Fulcrum Patent Right at any time during the Royalty Term for such Product in such country, then the Net Sales for such Product in such country during the period in which no such Valid Claim Covers such Product will be reduced by [**] percent ([**]%).

(b)Royalty Stacking. On a Product-by-Product and country-by-country basis, in the event that (i) Acceleron obtains rights, by license or acquisition, from one or more Third Party(ies) under intellectual property Controlled by such Third Party(ies), which intellectual property is reasonably necessary or useful for Acceleron to make, have made, use, sell, have sold, import, export, distribute and have distributed, market, have marketed, promote, have promoted, or otherwise exploit Collaboration Molecules and Products in the Field in a country in the Territory in accordance with the license set forth in this Agreement, and (ii) the total royalties payable by Acceleron with respect to sales of a Product under any agreement between Acceleron (or an Affiliate) and such Third Party(ies), plus the royalties due to Fulcrum hereunder for such Product  (the “Total Royalty Burden”) in a country exceeds [**] percent ([**]%) of the Net Sales of such Product in such country, then the Royalty Rate(s) under this Agreement for such Product in such country will be reduced by [**] percent ([**]%) for every [**] percent ([**]%) that the Total Royalty Burden for such Product in such country would otherwise exceed [**] percent ([**]%) of the Net Sales of such Product in such country; provided, however, that in no event will the reduction set forth in this Section 6.3.3(b) (Royalty Stacking) reduce the Royalty Rate (x) payable in Royalty Tier 1 below [**] percent ([**]%) of annual Net Sales of such Product in such country, (y) payable in Royalty Tier 2 below [**] percent ([**]%) of annual Net Sales of such Product in such country, and (z) in Royalty Tier 3 below [**] percent ([**]%) of annual Net Sales of such Product in such country; and provided further, that Acceleron will be entitled to carry forward to subsequent Calendar Quarters any amounts with respect to which Acceleron would have been entitled to make a deduction pursuant to this Section 6.3.3(b) (Royalty Stacking) but is unable to take such deduction pursuant to the foregoing proviso.

(c)Cumulative Adjustments. The provisions of Sections 6.3.3(a) (No Valid Claim) and 6.3.3(b) (Royalty Stacking) are cumulative. Any reduction pursuant to Section 6.3.3(a) (No Valid Claim) will be applied before any other reduction is applied.

6.3.4.Royalty Reports. Following the first sale of a Product giving rise to Net Sales and continuing for the remainder of the Royalty Term, (a) within [**] after the end of each Calendar Quarter, Acceleron will deliver a report to Fulcrum specifying on a Product-by-Product and country-by-country basis, Acceleron’s preliminary, non-binding, good faith estimates of the royalties payable to Fulcrum on Net Sales of such Products in such countries, and (b) within [**] after the end of each Calendar Quarter, Acceleron will deliver a report to Fulcrum specifying on a Product-by-Product and country-by-country basis: (i) Net Sales in the relevant Calendar Quarter; (ii) to the extent such Net Sales include sales not denoted in Dollars, a summary of the then-current exchange rate methodology then in use by Acceleron, (iii) a calculation of any adjustments to such royalties under Section 6.3.3 (Royalty Adjustments), (iv) the applicable Royalty Rate(s) under this Agreement for such Net Sales, and (v) a calculation of the final royalties payable on such Net Sales. All royalty payments due under this Section 6.3 (Royalties) for each Calendar Quarter will be due and payable within [**] after the end of each Calendar Quarter. Acceleron’s reports delivered to Fulcrum under this Section 6.3.4 (Royalty Reports) will be Acceleron’s Confidential Information under this Agreement.

6.4.Payment Terms; Blocked Payments. All payments under this Agreement will be paid in Dollars, by wire transfer to an account designated by Fulcrum (which account Fulcrum may update from time to time in writing). In the case of Net Sales made by Acceleron and its Affiliates or Sublicensees in currencies other than Dollars, the rate of exchange to be used in computing the amount of Dollars due for royalty payments will be the rate of exchange utilized by Acceleron in its worldwide accounting system and calculated in accordance with GAAP. If, by reason of Applicable Laws or regulations in any country, it becomes impossible or illegal for Acceleron to transfer, or have transferred on its behalf, royalties or other payments to Fulcrum, such payments will be made in any such country in local currency in such country by deposit in a local bank designated by Fulcrum.

6.5.Withholding Taxes. If Acceleron concludes Withholding Taxes are required under the laws of any country within the Territory with respect to payments to Fulcrum, Acceleron will withhold the required amount and pay it to the appropriate Governmental Authority. In any such case, Acceleron will promptly provide Fulcrum with original receipts or other evidence reasonably desirable and sufficient to allow Fulcrum to document such Withholding Taxes for purposes of claiming foreign tax credits and similar benefits.

6.6.Records; Audits. The Parties will (and will cause their respective Affiliates and sublicensees to) at all times keep and maintain accurate and complete records regarding, in the case of Acceleron, Net Sales during the [**], and in the case of Fulcrum, any costs for Fulcrum FTEs or out-of-pocket expenses reimbursed by Acceleron pursuant to Section 3.5 (Research Funding). Upon [**] prior written notice from the auditing Party, the non-auditing Party will (and will cause its Affiliates and sublicensees to) permit an independent certified public accounting firm of internationally recognized standing, selected by the auditing Party and reasonably acceptable to the non-auditing Party, to examine the relevant books and records of the non-auditing Party, its Affiliates, and sublicensees, as may be reasonably necessary to verify, in the case of Acceleron, the royalty reports submitted by Acceleron in accordance with Section 6.3.4 (Royalty Reports), and in the case of Fulcrum, the invoices submitted by Fulcurm in accordance with Section 3.5 (Research Funding).  An examination by either Party under this Section 6.6 (Records; Audits) will occur not more than [**] and will be limited to the pertinent books and records for any Calendar Year ending not more than [**] before the date of the request. Further, a Party’s (or its Affiliates’ or sublicensees’) books of records for any Calendar Year may be examined [**]. The accounting firm will be provided access to such books and records at the facility or facilities where such books and records are normally kept and such examination will be conducted during normal business hours. The non-auditing Party (or any Affiliate or sublicensee) may require the accounting firm to sign a customary non-disclosure agreement before providing the accounting firm access to its facilities or records. Upon completion of the audit, the accounting firm will provide both Fulcrum and Acceleron a written report disclosing whether, in the case of Acceleron, the reports submitted by Acceleron, or in the case of Fulcrum, the invoices submitted by Fulcrum, are correct or incorrect and the specific details concerning any discrepancies. If any report submitted by Acceleron or invoice submitted by Fulcrum results in an underpayment or overpayment, the Party owing the underpaid or overpaid amount will promptly pay such amount to the other Party with interest calculated in accordance with Section 6.7 (Late Payment). The costs and fees of any audit conducted by a Party under this Section 6.6 (Records; Audits) will be borne by the auditing Party, unless, in the case of an audit conducted by Fulcrum, such audit reveals an underpayment of amounts owed to Fulcrum of more than [**] percent ([**]%) of the amount that was owed by Acceleron, or in the case of an audit conducted by Acceleron, such audit reveals an overpayment of amounts owed to Fulcrum of more than [**] percent ([**]%) of the amount that was properly payable by Acceleron in accordance with Section 3.5 (Research Funding), in either case, with respect to the relevant Calendar Year, in which case, the non-auditing Party will reimburse the auditing Party for the reasonable expense incurred by the auditing Party in connection with the audit.

6.7.Late Payment. Any undisputed payments or portions thereof due hereunder that are not paid when due will accrue interest from the date due until paid at [**] percentage points above the Prime Rate of interest as reported in the Wall Street Journal (or if the Wall Street Journal no longer quotes such rate, as reported in another source mutually agreed by the Parties) on the date payment is due, compounded daily, but not to exceed the maximum permitted by Applicable Law. Any such overdue payment when made will be accompanied by all interest so accrued.

Article 7
INTELLECTUAL PROPERTY

7.1.Ownership of Technology. Notwithstanding any provision of this Agreement to the contrary, as between the Parties:

7.1.1.the Parties will jointly own (and may, subject to the licenses granted hereunder, exploit without a duty to account to the other Party and without an obligation to seek permission to grant licenses thereunder) all Know-How developed, invented, or created solely or jointly by the Parties, their Affiliates or Third Parties acting on their behalf, (a) in the performance of activities under the Research Plan or through the use of data generated under the Research Plan, in either case, to the extent such Know-How relates to any [**] Target (“Target Know-How”), and any Patent Right that claims or discloses any Target Know-How (“Target Patent Rights”), and (b) in the performance of the Medicinal Chemistry Services or through the use of data generated in the conduct of the Medicinal Chemistry Services, in either case, to the extent such Know-How relates to any Collaboration Molecule (“Collaboration Molecule Know-How”), and any Patent Right that claims or discloses any Collaboration Molecule Know-How (“Collaboration Molecule Patent Rights”);

7.1.2.Acceleron will solely and exclusively own (a) all Know-How developed, invented, or created solely or jointly by the Parties, their Affiliates or Third Parties acting on their behalf, in the performance of activities under this Agreement to the extent such Know-How relates to the Acceleron Assay, and (b) any Patent Right that claims or discloses any Know-How described in clause (a);

7.1.3.Fulcrum will solely and exclusively own (a) all Know-How developed, invented, or created solely or jointly by the Parties, their Affiliates or Third Parties acting on their behalf, in the performance of activities under this Agreement to the extent such Know-How relates to the Fulcrum Platform and (b) any Patent Right that claims or discloses any Know-How described in clause (a) (the “Platform Patent Rights”); and

7.1.4.except as set forth in Sections 7.1.1, 7.1.2, and 7.1.3, (a) each Party will solely own (i) all Know-How developed, invented, or created solely by such Party, its Affiliates or Third Parties acting on its or their behalf in the performance of activities under this Agreement and (ii) any Patent Right that claims or discloses any Know-How described in clause (a)(i) and (b) the Parties will jointly own (and may, subject to the licenses granted hereunder, exploit without a duty to account to the other Party and without an obligation to seek permission to grant licenses thereunder) any (i) Know-How jointly developed, invented, or created by the Parties, their Affiliates or Third Parties acting on their behalf, in the performance of activities under this Agreement and (ii) Patent Right that claims or discloses any Know-How described in clause (b)(i).

7.2.Cooperation. Each Party will, and does hereby, assign, and will cause its Affiliates to, and use good faith efforts to cause its and their Representatives to, so assign, to the other Party, without additional compensation, such rights, title and interests in and to any Know-How or Patent Rights as are necessary to fully effect, as applicable, the allocation of ownership set forth in Section 7.1 (Ownership of Technology).

7.3.Inventorship. For purposes of Section 7.1.4, inventorship will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).  In the case of unpatentable Know-How, inventorship will be determined under such U.S. patent law principles by treating such Know-How as if it were patentable.

7.4.Prosecution and Maintenance of Patent Rights.

7.4.1.Acceleron’s First Right. As between the Parties, Acceleron will have the (a) sole right, but not the obligation, at Acceleron’s expense, to control the preparation, filing, prosecution, maintenance and defense of the Acceleron Patent Rights (other than the Joint Patent Rights), and (b) first right but not the obligation, at Acceleron’s expense, to control the preparation, filing, prosecution, maintenance and defense of the Joint Patent Rights.

7.4.2.Fulcrum’s First Right. As between the Parties, Fulcrum will have the first right, but not the obligation, at Fulcrum’s expense, to control the preparation, filing, prosecution, maintenance and defense of the Fulcrum Patent Rights (other than the Joint Patent Rights).

7.4.3.Fulcrum’s Second Right. If Acceleron fails or declines to file or maintain any Joint Patent Right (an “Acceleron Abandoned Patent Right”), then Acceleron shall so notify Fulcrum.  Immediately upon such notice to Fulcrum, or within [**] before a response is due to the applicable Governmental Authority with respect to such Acceleron Abandoned Patent Right, Fulcrum will have the second right, but not the obligation, at Fulcrum’s expense, to assume the preparation, filing, prosecution, maintenance and defense of such Acceleron Abandoned Patent Right upon written notice to Acceleron and, upon such written notice to Acceleron, (a) Acceleron will, and does hereby, assign, on behalf of itself and its Affiliates, and their Representatives, to Fulcrum, without additional compensation, all Acceleron’s rights, title and interests in and to such Acceleron Abandoned Patent Right, (b) Acceleron’s license to such Acceleron Abandoned Patent Right under Section 5.1 (License Grant) shall terminate, and (c) such Acceleron Abandoned Patent Right shall not be considered a Joint Patent Right or Fulcrum Patent Right under this Agreement.  If Fulcrum requests in writing that Acceleron file, in the exercise of Acceleron’s rights under Section 7.4.1(b), a Patent Right in [**], which such Patent Right would claim or disclose any Joint Know-How, but Acceleron fails or declines to file such application within [**] following written request from Fulcrum therefor, and such request is for the filing of a Patent Right (i) that claims or discloses a method of using a Collaboration Molecule directed against a [**] Target to treat one or more indications, or (ii) that is not described in clause (i) and Acceleron does not provide a good faith strategic reason to not file such requested Patent Right (and has discussed such reason with Fulcrum), then, in each case ((i) and (ii)), Fulcrum shall have the right (but not the obligation) to file such requested patent application and, if issued, the applicable Patent Right shall belong solely to Fulcrum (and shall not be a Fulcrum Patent Right under this Agreement).

7.4.4.Acceleron’s Second Right. If Fulcrum fails or declines to file or maintain any Fulcrum Patent Right (other than a Platform Patent Right) that Covers a Product (each, a “Product Patent Right”), then within [**] before a response is due to the applicable Governmental Authority with respect to such Product Patent Right, Acceleron will have the second right, but not the obligation, at Acceleron’s expense, to assume the preparation, filing, prosecution, maintenance and defense of such Product Patent Right upon written notice to Fulcrum.

7.4.5.Certain Jointly Owned Patent Rights.  The Parties shall mutually agree as to which Party shall have the right to control the preparation, filing, prosecution, maintenance and defense of any Patent Right that claims or discloses any Know-How described in Section 7.1.4(b)(i), and which Party or Parties shall bear the costs of such activities.

7.4.6.Cooperation. Each Party will cooperate with the other Party to the extent reasonably necessary for a Party to prosecute the Product Patent Rights, the Joint Patent Rights and the Patent Rights described in Section 7.4.5 (Certain Jointly Owned Patent Rights), at the non-prosecuting Party’s cost and expense, including by providing access to relevant records and documents (including laboratory notebooks) and other evidence, and making its employees available during reasonable business hours, executing all such documents and instruments and performing such acts (and causing its relevant Representatives to execute such documents and instruments and to perform such acts) as the prosecuting Party may reasonably request. The prosecuting Party with respect to any of the Product Patent Rights, Joint Patent Rights or Patent Rights described in Section 7.4.5 (Certain Jointly Owned Patent Rights) in the Territory will give the non-prosecuting Party an opportunity to review any application with respect to such Patent Rights before filing, will consult with the non-prosecuting Party with respect thereto, and will consider any reasonable comments of the non-prosecuting Party with respect thereto. The prosecuting Party will supply the non-prosecuting Party with a copy of the application as filed, together with notice of its filing date and serial number. The prosecuting Party will keep the non-prosecuting Party reasonably informed of the status of the actual and prospective patent filings (including the grant of any such Fulcrum Patent Rights), and will provide advance copies of any official correspondence related to the filing, prosecution and maintenance of such patent filings including (i) all United States and non-United States patent office actions involving the Product Patent Rights, Joint Patent Rights or Patent Rights described in Section 7.4.5 (Certain Jointly Owned Patent Rights), (ii) the issuance of each patent included within the Product Patent Rights, Joint Patent Rights or Patent Rights described in Section 7.4.5 (Certain Jointly Owned Patent Rights), giving the date of issue and patent number for each such patent, and (iii) each notice pertaining to any patent included within the Product Patent Rights, Joint Patent Rights or Patent Rights described in Section 7.4.5 (Certain Jointly Owned Patent Rights) which it receives pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Act”). As between the Parties, Acceleron will have the sole right, but not the obligation, at Acceleron’s expense, to control any application for patent term extensions where applicable, with respect to the Product Patent Rights or Joint Patent Rights. Fulcrum will cooperate with Acceleron in applying for any such patent term extensions. Acceleron will notify Fulcrum of each filing for patent term restoration under the Act and all awards of patent term restoration (extensions) with respect to the Product Patent Rights or Joint Patent Rights.

7.5.Defense of Claims Brought by Third Parties. If any Third Party brings a claim or otherwise asserts that a Product manufactured, used or sold by Acceleron, its Affiliates or Sublicensees infringes such Third Party’s Patent Rights or misappropriates such Third Party’s Know-How, the Party first having notice of the claim or assertion will promptly notify, but in any event no later than [**] after the receipt of notice of an action, the other Party in writing. Each Party will have the sole right to take action to defend any such claim brought against it by a Third Party; provided, however, that neither Party will enter into any settlement of any claim described in this Section 7.5 (Defense of Claims Brought by Third Parties) that materially and adversely affects the other Party’s rights or interests without first obtaining such Party’s written consent. Nothing in this Section 7.5 (Defense of Claims Brought by Third Parties) will be deemed to relieve either Party of its rights or obligations under Article 9 (Indemnification; Insurance).

7.6.Enforcement of Patent Rights.

7.6.1.Notice of Competitive Infringement. Each Party will provide to the other Party written notice within [**] after becoming aware of any infringement, unauthorized use, misappropriation or threatened infringement of the Product Patent Rights or Joint Patent Rights, by a Third Party that is actually or potentially exploiting a product that is or would be competitive with a Licensed Product (a “Competitive Infringement”).

7.6.2.Acceleron’s First Right. As between the Parties, Acceleron will have the (a) sole right, but not the obligation, to enforce Acceleron Patent Rights (other than the Joint Patent Rights) against any infringement, unauthorized use, misappropriation or threatened infringement by counsel of its own choice, at its own expense, and (b) the first right, but not the obligation, to enforce the Product Patent Rights and Joint Patent Rights, against any Competitive Infringement by counsel of its own choice, at its own expense. For the avoidance of doubt, Acceleron shall not have the right to enforce any Platform Patent Rights.

7.6.3.Fulcrum’s Second Right. If, within [**] after receipt of notice of any Competitive Infringement, Acceleron has not enforced the Product Patent Rights or Joint Patent Rights, against such Competitive Infringement, then Fulcrum will have the second right, but not the obligation, at Fulcrum’s expense, to enforce such Product Patent Rights or Joint Patent Rights, against such Competitive Infringement, by counsel of its own choice, at its own expense, upon written notice to Acceleron.

7.6.4.Other Enforcement Actions.  As between the Parties, each Party will have the right, but not the obligation, to enforce the Joint Patent Rights or Patent Rights described in Section 7.4.5 (Certain Jointly Owned Patent Rights) against the unauthorized use, misappropriation or threatened infringement of the Joint Patent Rights or Patent Rights described in Section 7.4.5 (Certain Jointly Owned Patent Rights), by a Third Party that is actually or potentially exploiting a product that is or would be competitive with such Party’s other product(s) (each, an “Other Enforcement Action”), without the consent of the other Party.

7.6.5.Cooperation. Each Party will cooperate with the other Party to the extent reasonably necessary for a Party to bring any enforcement action pursuant to Section 7.6.2  (Acceleron’s First Right), Section 7.6.3  (Fulcrum’s Second Right), or Section 7.6.4 (Other Enforcement Actions) as applicable, at the non-enforcing Party’s cost and expense, including by providing access to relevant records and documents (including laboratory notebooks) and other evidence, making its employees available during reasonable business hours, and executing all such documents and instruments and performing such acts (and causing its relevant Representatives to execute such documents and instruments and to perform such acts) as the prosecuting Party may reasonably request. The non-enforcing Party will, and will cause its Affiliates to, assist and cooperate with the enforcing Party, as the enforcing Party may reasonably request from time to time, in connection with any enforcement action under this Section 7.6 (Enforcement of Patent Rights), including joining in, or being named as a necessary party to, any such enforcement action and executing any settlement agreement as reasonably requested by the enforcing Party; provided that the enforcing Party will reimburse the non-enforcing Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection its cooperation pursuant to this sentence. Unless otherwise set forth herein, the enforcing Party will have the right to settle all claims arising from any such enforcement action; provided that neither Party will have the right to settle any litigation or claim under this Section 7.6 (Enforcement of Patent Rights) in a manner that (a) imposes any costs or liability on the other Party or its Affiliates or its or their licensees, (b) involves any admission of wrongdoing, fault, or liability by the other Party or its Affiliates or its or their licensees, (c) admits the invalidity or unenforceability (in whole or in part) of intellectual property Controlled by the other Party or its Affiliates or its or their licensees, or (d) imposes restrictions or obligations on the other Party or its Affiliates or licensees not otherwise permitted under this Agreement, in each case ((a) through (d)), without the express written consent of such other Party, which will not be unreasonably withheld, conditioned, or delayed.

7.6.6.Recovery of Damages. Unless otherwise agreed by the Parties in writing, any damages or monetary awards recovered with respect to a proceeding under this Section 7.6 (Enforcement of Patent Rights) will be first allocated to reimburse the Parties for their costs and expenses incurred in connection with such proceeding (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses), and the remainder, if any, shall be (a) retained by Acceleron and treated as Net Sales if the applicable action was initiated by Acceleron to enforce the Product Patent Rights or Joint Patent Rights, pursuant to Section 7.6.2(b) (Acceleron’s First Right), (b) retained by Fulcrum if the applicable action was initiated by Fulcrum, including pursuant to Section 7.6.3 (Fulcrum’s Second Right) or to enforce Platform Patent Rights, (c) retained by Acceleron, if the applicable action was initiated by Acceleron to enforce Acceleron Patent Rights (other than the Joint Patent Rights), pursuant to Section 7.6.2(a) (Acceleron’s First Right), and (d) unless otherwise agreed to by the Parties, retained by the enforcing Party if the applicable action was initiated by either Party as an Other Enforcement Action pursuant to Section 7.6.4 (Other Enforcement Actions).

7.7.Trademarks; Copyrights. Acceleron will have the sole discretion to select, prosecute, maintain, and enforce all trademarks, trade dress, and copyrights related to the Product(s).

Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1.Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:

8.1.1.it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

8.1.2.the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

8.1.3.it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

8.1.4.this Agreement has been duly executed and is a legal, valid and binding obligation on each Party, enforceable against such Party in accordance with its terms;

8.1.5.the execution, delivery, and performance by such Party of this Agreement (including such Party’s respective Research Activities) and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any agreement with a Third Party, order, judgment, agreement or instrument to which it is a party; and

8.1.6.it has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) any Person debarred by the FDA (or subject to a similar sanction of the EMA or another Regulatory Authority), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMA or another Regulatory Authority), in any capacity in connection with this Agreement.

8.2.Representations and Warranties of Fulcrum. Fulcrum hereby represents and warrants to Acceleron that, as of the Effective Date:

8.2.1.to its knowledge after reasonable inquiry, neither (a) the practice of the Fulcrum Technology, nor (b) the conduct of the Fulcrum Research Activities, in each case ((a) and (b)), as contemplated under this Agreement, infringes any Patent Right or misappropriates the Know-How of any Third Party;

8.2.2.except as provided in this Agreement, including Section 7.1 (Ownership of Technology), the Fulcrum Technology is solely owned by Fulcrum or one of its Affiliates, free of any encumbrance, lien, or claim of ownership by any Third Party;

8.2.3.all current and former Fulcrum Representatives who have contributed to the creation or development of any Fulcrum Technology have executed and delivered to Fulcrum or one of its Affiliates an agreement regarding the protection of proprietary information (including Confidential Information and Know-How) and the assignment to Fulcrum or such Affiliate of any intellectual property that arises from such Representatives’ activities for Fulcrum or any of its Affiliates, and, to its knowledge, no current or former Representative is in violation of any such agreement;

8.2.4.except for Fulcrum Therapeutics Securities Corp., Fulcrum’s wholly owned subsidiary, it has no Affiliates that are controlled by it (with control being determined for this purpose in accordance with Section 1.11 (Affiliates));

8.2.5.no biological targets against which any compound in the Fulcrum Platform has activity are Excluded Targets pursuant to clause (a) of Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection), and no more than [**] biological targets are Excluded Targets pursuant to clause (b) of Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection); and

8.2.6.there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to its knowledge after reasonable inquiry, threatened against Fulcrum or any of its Affiliates, in each case relating to the activities or transactions contemplated by this Agreement or that would impair Fulcrum’s ability to perform its obligations under this Agreement.

8.3.Mutual Covenants. During the Term, each Party covenants to the other Party that such Party:

8.3.1.will comply with Applicable Law in the performance of its respective obligations under this Agreement;

8.3.2.will not grant any right or license to any Third Party that would be inconsistent with or in conflict with, or take any action that would materially conflict with, its obligations to the other Party under this Agreement;

8.3.3.will not knowingly engage directly, in any material capacity in connection with this Agreement any Person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction of the EMA or another Regulatory Authority; and

8.3.4.will inform the other Party in writing promptly if it or any Person engaged by such Party or any of its Affiliates who is performing material activities under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party, any of its Affiliates or any such Person performing services hereunder or thereunder.

8.4.Covenants of Fulcrum. During the Term, Fulcrum covenants to Acceleron that:

8.4.1.Fulcrum will maintain Control of all Fulcrum Technology that is or becomes such on the Effective Date or during the Term, and will not take any action during the Term that would materially adversely affect the rights to the Fulcrum Technology granted to Acceleron in this Agreement;

8.4.2.Fulcrum will provide to Acceleron all data (as such data may be anonymized in accordance with Section 3.3 (Research Targets; Excluded Targets; [**] Target Selection)) from the performance of the Fulcrum Research Activities which data is related to any biological target against which any compound in the Fulcrum Platform has activity, including any Excluded Targets, and will use the Fulcrum Platform to the extent necessary to complete the Target Identification Research Activities in accordance with the Research Plan;

8.4.3.if, during the Term, Fulcrum controls any Person (with control being determined for this purpose in accordance with Section 1.11 (Affiliates)), then Fulcrum and any such Person will, at all times during which such relationship exists, be party to an intercompany license agreement pursuant to which Fulcrum Controls all intellectual property owned or licensed to such Person that would otherwise be included in Fulcrum Technology if owned by Fulcrum; and

8.4.4.all Fulcrum Representatives that are in a position to contribute to the creation or development of any Fulcrum Technology have executed or will execute and deliver to Fulcrum or one of its Affiliates an agreement regarding the protection of proprietary information (including Confidential Information and Know-How) and the assignment to Fulcrum or such Affiliate of any intellectual property that arises from such Representatives’ activities for Fulcrum or any of its Affiliates.

8.5.Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS, IMPLIED OR OTHERWISE, TO THE OTHER PARTY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FORGOING AND WITHOUT LIMITING ACCELERON’S OBLIGATIONS UNDER SECTION 4.6 (DILIGENCE REQUIREMENTS), ACCELERON MAKES NO REPRESENTATION OR WARRANTY REGRADING WHETHER ANY COLLABORATION MOLECULE OR PRODUCT WILL BE DEVELOPED OR COMMERCIALIZED SUCCESSFULLY OR WHETHER ANY PARTICULAR LEVEL OF SALES WILL BE ACHIEVED WITH REGARD TO ANY PRODUCT.

Article 9
INDEMNIFICATION; INSURANCE

9.1.Indemnification.

9.1.1.Indemnification by Acceleron. Acceleron will indemnify Fulcrum and its Representatives (each, a “Fulcrum Indemnified Party”) from and against any liability, loss, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Liability”) that the Fulcrum Indemnified Party may incur or otherwise be required to pay to one or more Third Parties in connection with any Third Party suit, investigation, claim or demand resulting from or arising out of:

(a)any claims arising out of the research, development, manufacture, commercialization or use of any Product by, on behalf of, or under the authority of, Acceleron, including all claims involving death or bodily injury (other than by any Fulcrum Indemnified Party);

(b)the conduct of the Acceleron Research Activities;

(c)the breach by Acceleron of any of its representations, warranties or covenants set forth in this Agreement; or

(d)the negligence or willful misconduct of an Acceleron Indemnified Party.

and except, in each case, to the extent such claims fall within the scope of Fulcrum’s indemnification obligations under Section 9.1.2 (Indemnification by Fulcrum).

9.1.2.Indemnification by Fulcrum. Fulcrum will indemnify Acceleron and its Representatives (each, a “Acceleron Indemnified Party”) from and against any Liability that the Acceleron Indemnified Party may incur or otherwise be required to pay to one or more Third Parties in connection with any Third Party suit, investigation, claim or demand resulting from or arising out of:

(a)any claim that the practice of any Patent Rights or Know-How claiming or covering the Fulcrum Platform in accordance with this Agreement infringes or misappropriates any issued Patent Right or other intellectual property rights owned or possessed by any Third Party;

(b)the conduct of the Fulcrum Research Activities;

(c)the breach by Fulcrum of any of its representations, warranties or covenants set forth in this Agreement; or

(d)the negligence or willful misconduct of a Fulcrum Indemnified Party.

and except, in each case, to the extent such claims fall within the scope of Acceleron’s indemnification obligations under Section 9.1.1 (Indemnification by Acceleron).

9.1.3.Procedure. Each Party will notify the other Party in writing if it becomes aware of a claim for which such Party may seek indemnification hereunder. If any proceeding (including any governmental investigation) is instituted against a Party with respect to which indemnity may be sought pursuant to Section 9.1.1 (Indemnification by Acceleron) or 9.1.2 (Indemnification by Fulcrum), as applicable, such Party (the “Indemnified Party”) will give prompt written notice of the indemnity claim to the other Party

(the “Indemnifying Party”) and provide the Indemnifying Party with a copy of any complaint, summons or other written notice that the Indemnified Party receives in connection with any such claim. An Indemnified Party’s failure to deliver such written notice in a timely manner will relieve the Indemnifying Party of liability to the Indemnified Party under Section 9.1.1 (Indemnification by Acceleron) or 9.1.2 (Indemnification by Fulcrum), as applicable, only to the extent such delay is prejudicial to the Indemnifying Party’s ability to defend such claim. The Indemnified Party will permit the Indemnifying Party to control any litigation relating to such claim and the disposition of such claim by negotiated settlement or otherwise (subject to this Section 9.1 (Indemnification)). The Indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim and will not settle or otherwise resolve such claim without the Indemnified Party’s prior written consent, which will not be unreasonably withheld, conditioned, or delayed; provided that such consent will not be required with respect to any settlement that includes a full and complete release of the Indemnified Party and involves only the payment of monetary awards for which the Indemnifying Party will be fully-responsible. The Indemnified Party will cooperate with the Indemnifying Party in the Indemnifying Party’s defense of any claim for which indemnity is sought under this Agreement, at the Indemnifying Party’s cost and expense.

9.2.Insurance. Each Party will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement and will furnish to the other Party evidence of such insurance upon request. Notwithstanding the foregoing, either Party may self-insure to the extent that it self-insures for its other activities.

9.3.No Consequential Damages. Except with respect to liability arising from a breach of the confidentiality and non-use provisions of Article 11 (Confidentiality) or a Party’s gross negligence, or willful misconduct, or to the extent such Party may be required to indemnify the other Party under this Article 9 (Indemnification; Insurance), in no event will either Party or its Representatives be liable under this Agreement for any special (only as related to indirect, incidental or consequential damages), indirect, incidental, consequential or punitive damages, whether in contract, warranty, tort, negligence, strict liability or otherwise, including loss of profits or revenue suffered by either Party or any of its Representatives.

Article 10
TERM; TERMINATION

10.1.Term. The term of this Agreement will commence on the Effective Date and continue on a [**] Target-by-[**] Target and country-by-country basis until the expiration of the last-to-expire Royalty Term for a Product that is directed against such [**] Target (the “Term”) unless this Agreement is terminated earlier in accordance with this Article 10 (Term; Termination). Notwithstanding the foregoing, if Acceleron has not designated a Research Target as a [**] Target by the end of the Designation Period, then this Agreement will automatically terminate.

10.2.Termination.

10.2.1.Termination for Convenience. Acceleron may terminate this Agreement at any time during the Term, on a [**] Target-by-[**] Target and Collaboration Molecule-by-Collaboration Molecule basis, or in its entirety, for convenience by providing written notice of its intent to terminate to Fulcrum, in which case, such termination will be effective one hundred twenty (120) days after Fulcrum’s receipt of such written notice.

10.2.2.Termination for Material Breach. In the event either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within [**] (or, in the case of a payment breach, [**]) after receiving written notice thereof, then the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party upon the expiration of such cure period; provided, however, that if such breach (other than a payment breach) is capable of being cured but cannot be cured within such [**] period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, then the cure period will be extended for so long as the breaching Party is diligently pursuing such actions not to exceed [**]. In the event that the breaching Party disputes in good faith the non-breaching Party’s grounds for terminating this Agreement under this Section 10.2.2 (Termination for Material Breach), then the Parties will refer such dispute to the Executive Officers pursuant to Section 12.1.3, and any cure period provided for under this Section 10.2.2 (Termination for Material Breach) will be tolled during the pendency of such dispute.

10.2.3.Termination for Insolvency.

(a)If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [**] after the filing thereof (each, an “Insolvency Event”), the other Party may terminate this Agreement in its entirety by providing written notice to the Party subject to the Insolvency Event (such Party, the “Insolvent Party”), in which case, this Agreement will terminate on the date on which the Insolvent Party receives such written notice, provided that no termination shall be permitted pursuant to this clause (a) if the Insolvent Party (i) does not reject this Agreement or otherwise disavow its obligations hereunder, (ii) continues to perform its obligations hereunder during such Insolvency Event, and (iii) assumes this Agreement or otherwise affirms its obligations hereunder on or before any deadline for doing so during such Insolvency Event.

(b)All licenses and rights to licenses granted under or pursuant to this Agreement by Fulcrum to Acceleron are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Acceleron, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that that upon commencement of a bankruptcy proceeding by or against Fulcrum under the Bankruptcy Code, Acceleron will be entitled to a complete duplicate of, or complete access to (as Acceleron deems appropriate), all such intellectual property and all embodiments of such intellectual property as may be necessary for Acceleron to exercise its rights and licenses in accordance with this Agreement. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to Acceleron (i) upon any such commencement of a bankruptcy proceeding and upon written request by Acceleron, unless Fulcrum assumes this Agreement or otherwise affirms its obligations hereunder on or before any deadline for doing so during such bankruptcy proceeding, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Fulcrum and upon written request by the Acceleron. Fulcrum (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by Acceleron or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist Acceleron and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for Acceleron to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights Acceleron may have arising under the Bankruptcy Code or other Applicable Law.

10.3.Consequences of Termination of the Agreement.

10.3.1.Termination by Acceleron for Material Breach; Alternative to Termination by Acceleron. If Acceleron has the right to terminate this Agreement pursuant to Section 10.2.2 (Termination for Material Breach) (after the expiration of all relevant cure periods and resolution of any dispute with respect to Acceleron’s right to terminate this Agreement), Acceleron may either (a) elect to have the consequences of termination described in Section 10.3.2 (Termination by Fulcrum for Material Breach or Insolvency, or by Acceleron for Convenience) apply, or (b) as Acceleron’s sole and exclusive remedy, other than equitable relief, including specific performance, temporary or permanent restraining orders, preliminary injunction, or permanent injunction, or other equitable relief which may be available to Acceleron, and Fulcrum’s sole obligation to Acceleron with respect to such material breach, elect, in lieu of terminating this Agreement, for the rights and obligations of the Parties under this Agreement to continue, including the licenses and rights granted by Fulcrum to Acceleron under Section 5.1 (License Grant to Acceleron); provided that Acceleron’s financial obligations under Sections 6.2 (Milestone Payments) and 6.3 (Royalties) will be reduced to [**] percent ([**]%) of what they would otherwise be if calculated in accordance with such Section.

10.3.2.Termination by Fulcrum for Material Breach or Insolvency, or by Acceleron for Convenience or Insolvency. If this Agreement is terminated by Fulcrum pursuant to Section 10.2.2 (Termination for Material Breach) or 10.2.3 (Termination for Insolvency), or by Acceleron pursuant to Section 10.2.1 (Termination for Convenience) or 10.2.3 (Termination for Insolvency), all license rights granted by Fulcrum to Acceleron pursuant to this Agreement, including the license rights granted to Acceleron under Section 5.1 (License Grant to Acceleron) will terminate as of the effective date of termination; provided that (a) Acceleron will have the right to sell off over the [**] immediately following such termination any quantities of Products then in its inventory or on order from any supplier (b) in the event of a partial termination by Acceleron pursuant to Section 10.2.1 (Termination for Convenience), such license rights will only terminate with respect to the terminated Collaboration Molecule(s), Product(s), or country(ies), as applicable, and (c) except with respect to a payment breach by Acceleron, Fulcrum’s termination of this Agreement pursuant to Section 10.2.2 (Termination for Material Breach) will be Fulcrum’s sole and exclusive remedy with respect to such material breach, other than equitable relief, including specific performance, temporary or permanent restraining orders, preliminary injunction, or permanent injunction, or other equitable relief which may be available to Fulcrum.

10.3.3.Additional Consequences for Termination by Acceleron for Convenience. Without limiting Section 10.3.2 (Termination by Fulcrum for Material Breach or Insolvency, or by Acceleron for Convenience), if this Agreement is terminated by Acceleron with respect to a [**] Target pursuant to Section 10.2.1 (Termination for Convenience) and, as of the effective date of such termination, any royalties have been paid or payable by Acceleron to Fulcrum with respect to Net Sales of a Product containing a Collaboration Molecule directed against such [**] Target and the Royalty Term for such Product has not expired on the effective date of such termination, then neither Acceleron nor any of its Affiliates or sublicensees will exploit such Product for the remainder of the applicable Royalty Term. Without limiting Section 3.5 (Research Funding), Acceleron shall reimburse Fulcrum for any contracted and non-cancellable out-of-pocket expenses authorized by and incurred in accordance with the Research Plan (other than with respect to Fulcrum FTEs), for which Fulcrum submits an invoice to Acceleron in accordance with Section 3.5 (Research Funding); provided that, notwithstanding Fulcrum’s obligations pursuant to Section 3.1 (Research Plan), Fulcrum will use Commercially Reasonable Efforts to mitigate any such expenses, including promptly winding down any activities following Acceleron’s notice of termination.  In such event, Fulcrum will in good faith make a determination of its non-cancellable costs (as mitigated pursuant to the foregoing sentence) and will notify Acceleron of such determination within [**] after the effective date of Acceleron’s termination pursuant to Section 10.2.1 (Termination for Convenience).  If Acceleron in good faith does not agree with Fulcrum’s characterization of its out-of-pocket expenses as non-cancellable, Acceleron may provide Fulcrum with written notice of its disagreement within [**] after receipt of notification from Fulcrum with respect to such non-cancellable costs, and, in such event, the Parties will resolve such dispute pursuant to Section 12.1.4.

10.3.4.General Effects of Termination. In addition, to the provisions of Section 10.3.1 (Termination by Acceleron for Material Breach; Alternative to Termination by Acceleron), Section 10.3.2 (Termination by Fulcrum for Material Breach or Insolvency, or by Acceleron for Convenience or Insolvency), or Section 10.3.3 (Additional Consequences for Termination by Acceleron for Convenience), as applicable, upon any expiration or termination of this Agreement:

(a)unless Acceleron has made an election pursuant to clause (b) of Section 10.3.1 (Termination by Acceleron for Material Breach; Alternative to Termination by Acceleron), each Party will promptly return all Confidential Information of the other Party as provided in Section 11.4 (Expiration or Termination of this Agreement);

(b)unless Acceleron has made an election pursuant to clause (b) of Section 10.3.1 (Termination by Acceleron for Material Breach; Alternative to Termination by Acceleron), Acceleron will, and does hereby, assign, on behalf of itself and its Affiliates, and their Representatives, to Fulcrum, without additional compensation, all Acceleron’s rights, title and interests in and to the Target Know-How, Target Patent Rights, Collaboration Molecule Know-How, and Collaboration Molecule Patent Rights; and

(c)if the license granted to Acceleron under this Agreement is terminated, any sublicenses granted by Acceleron will remain in full force and effect; provided that (i) as of the effective date of such termination, the applicable Sublicensee is not in breach of its sublicense agreement, and (ii) the applicable Sublicensee agrees to be bound directly to Fulcrum as a licensor under the terms and conditions of the applicable sublicense agreement.

10.3.5.Surviving Provisions. The following provisions will survive any expiration or termination of this Agreement for the period of time specified in such provision, or if not specified, then they will survive indefinitely: Article 1 (Definitions), Article 7 (Intellectual Property), Article 9 (Indemnification; Insurance), Article 11 (Confidentiality), Article 12 (Dispute Resolution), and Article 13 (Miscellaneous), and Sections 6.3.4 (Royalty Reports) (final report only), 6.4 (Payment Terms; Blocked Payments) (final payment only), 6.5 (Withholding Taxes) (final payment only), 6.6 (Records; Audits), 6.7 (Late Payment), 8.5 (Disclaimer), 10.2.3(b), 10.3 (Consequences of Termination of the Agreement), 10.3.3 (Additional Consequences for Termination by Acceleron for Convenience) 10.3.4 (General Effects of Termination), and 10.3.5 (Surviving Provisions). In addition, Article 4 (Research, Development, Manufacturing, and Commercialization of Products), Article 5 (License Grants and Exclusivity) and Section 6.2 (Milestone Payments) (subject to Section 10.3.1 (Termination by Acceleron for Material Breach or Insolvency; Alternative to Termination by Acceleron)), the remainder of Section 6.3 (Royalties) (subject to Section 10.3.1 (Termination by Acceleron for Material Breach or Insolvency; Alternative to Termination by Acceleron)), and Sections 6.4 (Payment Terms; Blocked Payments), 6.5 (Withholding Taxes), and 6.6 (Records; Audits) will also survive any termination of this Agreement by Acceleron under Sections 10.2.2 (Termination for Material Breach) or 10.2.3 (Termination for Insolvency), and the remainder of Section 6.3 (Royalties), and Sections 6.4 (Payment Terms; Blocked Payments), 6.5 (Withholding Taxes) and 6.6 (Records; Audits) will also survive any termination of this Agreement by Acceleron under Section 10.2.1 (Termination for Convenience). Termination of this Agreement will not relieve the Parties of any liability which accrued under this Agreement prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have under this Agreement or at law or in equity with respect to any breach of this Agreement. The remedies provided in this Article 10 (Term; Termination) are not exclusive of any other remedies a Party may have in law or equity.

Article 11
CONFIDENTIALITY

11.1.Confidentiality. Each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) will: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not publish, or allow to be published, and will not otherwise disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose, except, in each case, to the extent expressly permitted under this Agreement or otherwise agreed by the Parties in writing.

11.2.Authorized Disclosure. Notwithstanding Section 11.1 (Confidentiality), the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such disclosure is reasonably necessary to:

11.2.1.file or prosecute patent applications as contemplated by this Agreement;

11.2.2.prosecute or defend litigation;

11.2.3.its advisors (including financial advisors, attorneys, and accountants), actual or potential acquisition partners, financing sources or investors and underwriters who have a legitimate business reason to know such Confidential Information; provided that such disclosure is covered by terms of confidentiality at least a restrictive as those set forth herein (which may include professional ethical obligations); or

11.2.4.comply with Applicable Law (including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent Governmental Authority in any country in the Territory);

In addition to the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information to its Representatives who have a need to know such Confidential Information in connection with the Receiving Party’s performance of its obligations under this Agreement; provided that such disclosure is covered by terms of confidentiality at least as restrictive as those set forth herein.

If the Receiving Party deems it reasonably necessary to disclose the Disclosing Party’s Confidential Information pursuant to Sections 11.2.1, 11.2.2, or 11.2.4, then the Receiving Party will, to the extent possible, give reasonable advance notice of such disclosure to the Disclosing Party and take such measures to ensure confidential treatment of such Confidential Information as is reasonably requested by the Disclosing Party.

11.3.Exceptions. The Receiving Party’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of the Disclosing Party’s Confidential Information that the Receiving Party can demonstrate, by competent proof:

11.3.1.is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Receiving Party;

11.3.2.is in the Receiving Party’s possession prior to the time of disclosure, other than as a result of the Receiving Party’s breach of any legal obligation with respect to such Confidential Information;

11.3.3.becomes known to the Receiving Party on a non-confidential basis through disclosure by sources other than the Disclosing Party having the legal right to disclose such Confidential Information; or

11.3.4.is independently developed by the Receiving Party without reference to or reliance upon the Disclosing Party’s Confidential Information.

11.4.Expiration or Termination of this Agreement. Following expiration or termination of this Agreement, if requested by the Disclosing Party, at the Disclosing Party’s election, the Receiving Party will promptly (but no more than [**] after such request) return or destroy, all data, files, records and other materials containing or comprising the Disclosing Party’s Confidential Information, except to the extent such Confidential Information is necessary or useful to conduct surviving obligations or exercise surviving rights. Notwithstanding the foregoing, (a) the Receiving Party will be permitted to retain one (1) copy of such data, files, records, and other materials for archival and legal compliance purposes, and (b) the Receiving Party will not be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the Receiving Party’s automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedure; provided in each case such retained information will continue to be subject to the confidentiality and non-use obligations set forth under this Article 11 (Confidentiality). The confidentiality and non-use obligations set forth under this Article 11 (Confidentiality) will survive expiration or termination of this Agreement for [**] from the effective date of such expiration or termination.

11.5.Public Announcement. Promptly following the Effective Date, the Parties will jointly issue a mutually agreed press release regarding the signing of this Agreement in the form attached hereto as Schedule 11.5. Except (a) as set forth in the preceding sentence or Section 11.2 (Authorized Disclosure), (b) as required to comply with Applicable Law (including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent Governmental Authority in any country in the Territory), and (c) as may be expressly permitted under this Section 11.5 (Public Announcement), neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. Notwithstanding the foregoing, (i) Acceleron may make scientific publications or public announcements concerning its research, development, manufacture or commercialization activities with respect to any Product under this Agreement without Fulcrum’s prior written approval but subject to Acceleron’s obligations under this Article 11 (Confidentiality), (ii) Fulcrum may announce the achievement of any Milestone or the payment of any Milestone Payment; provided that (A) Fulcrum shall not disclose details sufficient to identify the [**] Target, or any Collaboration Molecule or Product, unless required by Applicable Law, and (B) Fulcrum shall provide Acceleron reasonable advance notice of any such proposed announcement, and will incorporate such reasonable comments and revisions to protect the Confidential Information of Acceleron as reasonably requested by Acceleron, and (iii) Fulcrum will not otherwise make any publications, presentations or public announcements of any kind regarding any of the activities contemplated under this Agreement or the results of such activities without Acceleron’s prior written consent in each instance. Neither Party will use the other Party’s or its Affiliates’ name or logo in any label, press release or product advertising, or for any other promotional purpose, without first obtaining the other Party’s prior written consent.

Article 12
DISPUTE RESOLUTION

12.1.Dispute Resolution. If any dispute or disagreement arises between the Parties with respect to any matter under this Agreement, they will follow the following procedures in an attempt to resolve the dispute or disagreement:

12.1.1.The Party claiming that such a dispute exists will give notice in writing to the other Party of the nature of the dispute, and the JSC will meet to try to resolve the dispute.

12.1.2.If the JSC is not able to resolve such dispute within [**] after receipt of such notice, then the dispute will be submitted to the Executive Officers of Acceleron and Fulcrum for resolution.

12.1.3.If the Executive Offices are not able to resolve such dispute cannot within [**] after escalation to the Executive Officers, then the Parties agree that either Party may invoke any remedy available to it under law or equity to resolve the dispute.

12.1.4.Notwithstanding anything to the contrary herein, including the rest of this Section 12.1 (Dispute Resolution), in the event of a dispute regarding (a) Acceleron’s determination pursuant to Section 1.82.1 of the respective fair market values of the Mono Product and all other active compounds or active ingredients included in the Combination Product, (b) the JSC’s determination pursuant to Section 2.4.4 of whether any Research Milestone 1 has been achieved, (c) Fulcrum’s determination of its non-cancellable costs pursuant to Section 10.3.3 (Additional Consequences for Termination by Acceleron for Convenience) or (d) Acceleron’s determination of whether any Data Package, including the Final Data Package, is complete, then in either case ((a), (b), (c) or (d)), the Parties will mutually identify a Third Party expert to resolve such dispute and may, within [**] of identifying such expert, each present any supporting materials to such expert that such Party desires for resolution of such dispute. Such expert will be instructed to provide its resolution of such dispute within [**] after the end of the preceding [**] period, and the determination of such expert will be binding on the Parties, with the costs of such expert being shared equally by the Parties.

12.2.Injunctive Relief. Notwithstanding any provision to the contrary set forth in this Agreement, the Parties each stipulate and agree that a breach of Article 5 (License Grants and Exclusivity) or Article 11 (Confidentiality) by a Party may cause irrevocable harm for which monetary damages would not provide a sufficient remedy, and in such case, the non-breaching Party will be entitled to equitable relief, including specific performance, temporary or permanent restraining orders, preliminary injunction, or permanent injunction, or other equitable relief without the posting of any bond or other security, from any court of competent jurisdiction, in each case, without first submitting to the dispute resolution procedures set forth in Section 12.1 (Dispute Resolution).

Article 13
MISCELLANEOUS

13.1.Assignment. This Agreement will not be assignable by any Party to any Third Party without the written consent of the non-assigning Party. Notwithstanding the foregoing, without the written consent of the other Party, either Party may assign this Agreement or its rights and obligations under this Agreement to (a) a Third Party in connection with a Change of Control, or (b) an Affiliate (both only for so long as such Affiliate remains an Affiliate), in each case ((a) and (b)), that agrees in writing to be bound by the terms of this Agreement. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 13.1 (Assignment) will be void.

13.2.Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, no presumption will exist or be implied against the Party that drafted such terms and provisions.

13.3.Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by email or sent by nationally-recognized overnight courier, addressed as follows:

If to Fulcrum:

Fulcrum Therapeutics, Inc.

26 Landsdowne Street

Cambridge, MA 02139

Attention: Bryan Stuart

Email: [**]

with a copy that will not constitute notice to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Steven D. Singer, Esq.
Telephone: 617-526-6000
Facsimile: 617-526-5000
Email:steven.singer@wilmerhale.com

If to Acceleron:

Acceleron Pharma Inc.
128 Sidney Street
Cambridge, MA 02139
Attn: CEO

Email: [**]

with a copy that will not constitute notice to

Acceleron Pharma Inc.
128 Sidney Street
Cambridge, MA 02139
Attn: Legal
Email: [**]

with a copy to that will not constitute notice to:

Ropes & Gray LLP
Attn: Marc A. Rubenstein
Prudential Tower
800 Boylston Street
Boston, MA 02199

or to such other address as the Party to whom written notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such written notice will be deemed to have been given and received by the other Party: (a) when delivered if personally delivered; or (b) on receipt if sent by overnight courier.

13.4.Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties.

13.5.Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either Party of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

13.6.Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

13.7.Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.8.Governing Law. This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of The Commonwealth of Massachusetts, without regard to conflict of law principles thereof.

13.9.Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter of this Agreement, including the CDA.

13.10.Independent Contractors. The Parties are independent contractors under this Agreement. Nothing contained herein will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

13.11.Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a force majeure event and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the Parties, including an act of God or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

13.12.Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

13.13.No Third Party Beneficiaries, Rights or Obligations. There are no Third Party beneficiaries hereunder and the provisions of this Agreement are for the exclusive benefit of the Parties. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement, and no other Person or entity shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against either Party.

13.14.Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.15.Counterparts. This Agreement may be executed in two counterparts, each of which will be an original and both of which will constitute together the same document. Counterparts may be signed and delivered by digital transmission (e.g., .pdf), each of which will be binding when received by the applicable Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

ACCELERON PHARMA INC.		FULCRUM THERAPEUTICS, INC.

By:	/s/ Habib Dable	By:	/s/ Robert J. Gould

Name:	Habib Dable	Name:	Robert J. Gould

Title:	President, Chief Executive Officer	Title:	President & Chief Executive Officer

[Signature Page to Collaboration and License Agreement]

78770651_20